Exhibit 10.1

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SUPPLY AGREEMENT
(TG CONSUMABLES)

This Supply Agreement (the “Agreement”), as amended on September 18, 2014 (the “First Amendment Date”), is effective as of the date of last signature found below (the “Effective Date”) between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, CA 92122 (“Illumina”) and Natera, Inc., having a place of business at 201 Industrial Road, Suite 410, San Carlos, CA 94070 (“Customer”).  Customer and Illumina may be referred to herein as “Party” or “Parties.”

The Parties agree as follows:

1.              Definitions.  The following terms have these meanings.

“Additional Clinical Use” is defined on Exhibit A, Part 2.

“Affiliate(s)” means with respect to a Party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such Party for so long as such control exists.  For purposes of this definition, an entity has control of another entity if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other entity or otherwise direct the affairs of such other entity, whether through ownership of the voting securities of such other entity, by contract or otherwise.

“Application Specific IP” means the Illumina Intellectual Property Rights that pertain to the Product, or use thereof, only with regard to specific field(s) or specific application(s).  Application Specific IP excludes all Core IP.  By way of non-limiting example, Illumina Intellectual Property Rights for NIPT, for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, sequences, or combinations of biomarkers or sequences are examples of Application Specific IP.  For the avoidance of doubt, to the extent Illumina Intellectual Property Rights pertain solely to use of a Product to sequence genetic material, and do not pertain to subsequent use (for NIPT or otherwise) of the sequence data generated from such sequencing, those Illumina Intellectual Property Rights are within Core IP and are not within Application Specific IP.

“Clinical Use” is NIPT Use and/or Additional Clinical Use.

“Consumable(s)” means Illumina-Branded reagents and consumable items that are intended by Illumina for use with, and are to be consumed through the use of, Illumina Hardware.  Consumables are either TG Consumables (which Consumables are designated on Exhibit B with the pre-fix “TG” in their part number) or Non-TG Consumables (which are all other Consumables, including Temporary Consumables, as defined on Exhibit A and including the Temporary Consumables in the Final Shipment Purchase Order, as set forth in Section 7(e)).  All references in this Agreement to Consumables means both TG Consumables and Non-TG Consumables, unless specified otherwise in this Agreement.  Consumables purchasable under this Agreement as of the Effective Date are set forth on Exhibit B and, with respect to Temporary Consumables in the Final Shipment Purchase Order, set forth in Section 7(e).

“Core IP” means Illumina Intellectual Property Rights that pertain to or cover aspects or features of the Product, or use thereof, without regard to any specific application or field of use.  To avoid any doubt, and without limitation, Core IP specifically excludes any and all Illumina Intellectual Property Rights directed to NIPT, other than to the extent Illumina Intellectual Property Rights pertain solely to use of a Product to sequence genetic material and do not pertain to subsequent use for NIPT of the sequence data generated from such sequencing.

“Customer Use” means the fields of use specified on Exhibit A, Part 1 (NIPT Use), Part 2 (Additional Clinical Use) and Part 3 (Research Use), specifically excluding without limitation any use that (i) is not in accordance with the Product’s Specifications or Documentation, (ii) requires grants of rights or a license to any Application Specific IP (unless such rights or license are expressly granted in Exhibit A), (iii) is a re-use of a previously used Consumable, (iv) is the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Product, (v) is the separation, extraction, or isolation of components of Consumables or other unauthorized analysis of the Consumables, (vi) seeks to gain access to or determine the methods of operation of the Product that are not discoverable through the use of the Product in accordance with this Agreement, (vii) is a use of a non-Illumina reagent/consumable with Illumina Hardware (unless the Specifications or Documentation state otherwise), or (viii) is the transfer to a third party of any Consumable or Software (including Embedded Software, or sub-licensing of any rights received hereunder, including rights to Software or third party software, wherein the exclusions in (i) through (viii) are the “Exclusions”.

“Country” or “Countries” means the following countries:  United States

“Documentation” means Illumina’s user manual, package insert and similar documentation for a Product that is provided to Customer or that is otherwise made publicly available (e.g., on Illumina’s website) and in effect on the date that the Product ships.  Documentation may be provided (including by reference to a website) with the Product at the time of shipment or provided electronically from Illumina.

“Existing Instruments” means Illumina Hardware that was purchased by Customer and supplied by Illumina prior to the Effective Date and that Customer intends to use with the Consumables purchased under this Agreement.

“Existing Purchase Order” means the purchase orders for Products dated March 20, 2013, and identified as PO#100531 (quote 2013-51136) and PO#100532 (quote 2013-51138), including any modifications (if any) that have been mutually agreed to between the Parties in writing.

“Facility” or “Facilities” means laboratories in the Country(ies) that are either owned by, rented by or leased by Customer.

“Final Shipment Purchase Order” is defined in Section 7(e).

“Illumina-Branded” means bearing Illumina branding or the branding of any Affiliate of Illumina.

“Illumina Hardware” means Illumina-Branded instruments, accessories or peripherals.  The Illumina Hardware purchaseable under this Agreement as of the Effective Date is set forth on Exhibit B.

“Illumina Intellectual Property Rights” means any and all Intellectual Property Rights owned or controlled by Illumina or Affiliates of Illumina as of the date of shipment of the Product from Illumina and thereafter during the Term.  Application Specific IP and Core IP are separate, non-overlapping, subsets within the Illumina Intellectual Property Rights.

“Intellectual Property Right(s)” means any and all rights in patents, copyrights, trade secrets, know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the laws of any jurisdiction, together with all applications therefor and registrations thereto.

“NIPT” means non-invasive pre-natal testing.

“NIPT Use” is defined on Exhibit A, Part 1.

“Product(s)” means the Consumables, Illumina Hardware, or Software that are offered for sale under, purchased under, or supplied under this Agreement, wherein as of the Effective Date the Products are set forth on Exhibit B and, with respect to Temporary Consumables in the Final Shipment Purchase Order, set forth in Section 7(e), and include Software related thereto,

“Research Use” is defined on Exhibit A, Part 3.

“Software” means Illumina-Branded software (e.g., Hardware operating software, data analysis software), regardless of whether it is embedded in or installed on Illumina Hardware or provided separately.  “Embedded Software” means all Software embedded in or installed on Illumina Hardware or provided by Illumina in connection with its provision of Illumina Hardware (and not ordered separately by Customer).

“Specifications” means Illumina’s written specifications for a Product in effect for that Product on the date that the Product ships, as set forth in the applicable Documentation.

2.              Applicability of Terms and Conditions.

a.              Scope.  (i) This Agreement exclusively governs the ordering, purchase, supply, and use of Products, and its terms shall override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents regarding Products, which are hereby rejected and shall be null and void.  Failure of Illumina or Customer to object to any such conflicting, amending and/or additional terms shall not constitute a waiver by Illumina or Customer, nor constitute acceptance by Illumina or Customer of such terms.  The conditions and restrictions on use and other activities set forth in this Agreement are bargained for conditions of sale and, therefore, control the sale of Products and the rights in and to Products provided to Customer at purchase.  For the avoidance of doubt, Customer may, at Customer’s election, purchase Illumina products (other than the Products that are purchaseable under this Agreement) under Illumina’s standard terms and conditions of sale (outside of this Agreement) and use those products for the uses allowed under Illumina’s standard terms and conditions of sale.  (ii) However, unless an authorized officer of Illumina provides express, unambiguous written agreement otherwise, Customer may not use Illumina consumable reagents purchased outside of this Agreement for NIPT Use or Additional Clinical Use.

b.              Consumables.  The Consumables that may be purchased under this Agreement as of the Effective Date are set forth in Exhibit B and, with respect to Temporary Consumables in the Final Shipment Purchase Order, set forth in Section 7(e).  Upon the mutual agreement of the Parties, additional Consumables may be added to Exhibit B in accordance with Section 20(j) (Amendment).

c.               Instruments.  The Illumina Hardware that may be purchased under this Agreement as of the Effective Date is set forth in Exhibit B.  Upon the mutual agreement of the Parties, additional Illumina Hardware may be added to Exhibit B in accordance with Section 20(j) (Amendment).  For the avoidance of doubt, (i) notification of changes to Illumina Hardware and associated Embedded Software are not provided, and (ii) only Illumina Hardware listed in Exhibit B, as may be amended from time-to-time in writing by the Parties, may be purchased under this Agreement.

d.              Instrument Service Contract.  Customer will purchase and maintain during the Term a Gold Level Service Contract on all Illumina Hardware that are present in Facility(ies) during the Term.  The Gold Level Service Contract terms are set forth in Exhibit F and pricing is set forth in Exhibit E.

3.              Rights Accompanying Purchase of Product for Customer Use.

a.              Products.  Use rights accompanying purchase of Products under this Agreement, and certain additional obligations and requirements associated with the particular fields of Customer Use, are set forth on Exhibit A and this Section 3.  Customer is not granted any rights, express or implied, under this Agreement with respect to (A) distribution of any Product or acting as a distributor of any Product, (B) any direct-to consumer activity (other than in the field of paternity testing to the extent such is a permitted Customer Use), (C) manufacture, marketing, distribution, or sale of a kit, including a kit that incorporates any Products, and including an in vitro diagnostic device (IVD).  Customer acknowledges and agrees that any use of a Product outside of the scope of rights expressly conferred on Customer under this Agreement is a prohibited and unauthorized use, and Illumina reserves the right to seek enforcement of its Intellectual Property Rights with respect to any such use, including as stated in Section 3(d).  Customer acknowledges and agrees that prohibited and unauthorized uses (i) will void the warranties for the Products and/or (ii) if covered by any Illumina Intellectual Property Rights (including Core IP), will require Customer to obtain additional rights and/or licenses from Illumina (including, by way of example, use rights in an additional field of use), and may require additional rights and licenses from third parties.

b.              Existing Instruments.  Subject to the terms and conditions of this Agreement, including without limitation, all restrictions and all Customer representations and warranties hereunder with respect to Products, Customer, during the Term, has the right to use Existing Instruments for NIPT Use and Additional Clinical Use solely with Consumables purchased under this Agreement.  For the avoidance of doubt, Customer has the right to use Existing Instruments for Research Use in accordance with the terms and conditions under which each such Existing Instrument was acquired, with Illumina-Branded consumables (including with the Consumables and including with the consumables purchased under the Existing Purchase Order), Customer agrees that Customer’s use of and disposition of the Existing Instruments is subject to the terms and conditions of this Agreement in addition to the original terms and conditions under which the Existing Instruments were purchased from Illumina (the “Instrument Terms”).  In the event of any conflict between the Instrument Terms and the terms and conditions of this Agreement with respect to the Existing Instruments, the terms and conditions of this Agreement shall supersede and govern Customer’s use of and disposition of the Existing Instruments.  Customer acknowledges and agrees that any use of the Existing Instruments outside of the Instrument Terms is a prohibited and unauthorized use, subject to Illumina’s rights under this Agreement, and Illumina reserves the right to seek enforcement of its Intellectual Property Rights (including Core IP) with respect to any such use, including as stated in Section 3(d).

c.               Software.  All Software is licensed, not sold, to Customer, is non-transferable (except as provided in Section 20(f) (Assignment)) non-sublicensable, and may be subject to additional terms set forth in the end user license agreement (“EULA”).  If Customer asks to review a EULA for any applicable Software prior to submitting a Purchase Order under which that Software will be supplied, then Illumina will promptly provide a copy of any applicable EULA to Customer for its review prior to purchase.  References in this Agreement to “purchase” or “sale” of Products or Products “purchased” or “sold” under the Agreement (and similar grammatical variations) is understood to mean, solely with respect to Software, that Software is licensed under this Agreement and not sold, Subject to the terms and conditions of the EULA and the terms and conditions of this Agreement, including without limitation, all restrictions and all Customer representations and warranties hereunder with respect to Products, Customer is expressly authorized to use Software provided by Illumina under this Agreement solely for Customer Use in connection with Customer’s use and operation of the Consumables and Illumina Hardware and in accordance with this Agreement, and is expressly authorized to store on a computer or server any such Software that is required to be installed on a computer or server for such Customer Use.

d.              All Rights Reserved.  The rights conveyed to Customer under Illumina Intellectual Property Rights are limited to those use rights granted in this Agreement (including, without limitation, Exhibit A); no sublicense or other right or license under any Illumina Intellectual Property Rights is or are granted, expressly, by implication, or by estoppel, to Customer under this Agreement.  Illumina, on behalf of itself and its Affiliates (including without limitation, Verinata Health, Inc. and BlueGnome Ltd.), retains and does not waive all rights not expressly conferred on Customer with purchase of Product, including without limitation the right to enforce Illumina Intellectual Property Rights, and bring suit against any person or entity, including Customer (and its Affiliates, successors, and assigns), with respect to any and all unauthorized uses of Product.  All uses of Products that infringe Application Specific IP are unauthorized uses and are subject to Illumina’s right to enforce Illumina Intellectual Property Rights.  Notwithstanding any term or provision to the contrary, Illumina does not make any representation, warranty, covenant, or guarantee that the Customer Use rights conferred on Customer upon purchase of Products includes all Illumina Intellectual Property Rights that Customer may require to avoid infringement of Illumina Intellectual Property Rights, and expressly disclaims any statement or implication otherwise.  Products and Existing Instruments may be covered by one or more U.S., or foreign patents.  As of the Effective Date, no rights under Application Specific IP have been granted to Customer and no rights under Application Specific IP will be granted, conferred upon, or conveyed to Customer under this Agreement.

4.              Additional Rights.  (a) Customer’s use of Products for Customer Use during the Term may require that it obtain from third parties or from Illumina (or its Affiliates) additional rights or licenses above and beyond rights under Core IP conferred upon purchase of Products hereunder, as set forth in Exhibit A and Section 3.  Any such Intellectual Property Rights of third parties or Illumina (including its Affiliates), other than the rights in Core IP, are referred to herein as “Other IP.”  Other IP includes but is not limited to Application Specific IP and third party Intellectual Property Rights directed to specific nucleic acid sequences, or an association between a nucleic acid sequence and a disease or condition.  Illumina does not guarantee or warrant that use of Product for Customer Use will not infringe Other IP.  (b) Customer, not Illumina, is responsible for identifying and ensuring that it has rights to all Other IP that are required for Customer to use the Products for Customer Use without infringement or misuse of Other IP.  Customer is responsible for obtaining required rights to such Other IP from a third party under Application Specific IP) and, notwithstanding anything in this Agreement to the contrary, assumes all risk for not obtaining any required rights to such Other IP.  (c) Any future grant by Illumina to Customer of rights to Application Specific IP or other Illumina Intellectual Property Rights will be subject to the Parties’ negotiation of the terms and conditions under which such rights are to be granted, including consideration, and will be granted, if at all, under a separate written agreement.  (d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Illumina may not (i) terminate this Agreement for Customer’s breach or (ii) suspend supply of Products under this Agreement, in each case (i) or (ii) if the sole basis for such breach and termination, or the sole basis for such suspension, respectively, is Customer’s failure to have necessary rights to NIPT Application Specific IP, except that this Section 4(d) shall no longer be applicable at such time as a court or other tribunal of competent jurisdiction (regardless of Customer’s right of appeal) holds or finds that, or Illumina is granted a preliminary injunction on the basis that, Customer’s use of Products supplied under this Agreement infringed or infringes NIPT Application Specific IP.  “NIPT Application Specific IP” means Application Specific IP that pertains to the Products and use thereof for NIPT Use to perform NIPT.

5.              Limitations on Use.

a.              Limitations on Use.

i.                 Customer agrees:  (1) to use each Consumable only one time, (2) not to use non-Illumina reagents with Illumina Hardware, (3) to use the Products only for Customer Use, (4) when using Consumables for NIPT Use or Additional Clinical Use, to only use TG Consumables (or Temporary Consumables, if applicable), (5) to use the Non-TG Consumables only for Research Use (except to the extent a Non-TG Consumable is a Temporary Consumable and use for NIPT Use or Additional Clinical Use is permitted), and (6) to use Products only in Customer’s Facilities.  The limitations in (1) and (2) do not apply if the Specifications or Documentation for the applicable Consumable or Illumina Hardware expressly states otherwise.

ii.             Customer agrees it will not, and it will not authorize any third party to, engage in any of the following activities with respect to any Product:  (1) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Product,

(2) separate, extract, or isolate components of Product or subject Product or components thereof to any analysis not authorized in the Specifications or Documentation, (3) seek to gain access to or attempt to determine the methods of operation of the Product that are not discoverable through the use of the Product in accordance with this Agreement, (4) grant a sub-license to any rights received hereunder, including without limitation to grant a sublicense to any Software or to any third party software, or (5) transfer any Consumable or Software to a third party (including a Customer Affiliate).

iii.         Customer agrees it will not (1) use the Products for any use outside of Customer Use, (2) use the Products in any manner that infringes Application Specific IP, unless it has received prior express written permission from Illumina under a separate written agreement or amendment to this Agreement to use the Products in a manner addressed in (1) or (2).

b.              Illumina Proprietary Information.  Customer agrees that, with respect to adapter and primer sequences that are included in Products, that it shall only use same with the Products.  Customer acknowledges Illumina’s claim that the contents of and methods of operation of the Products are proprietary to Illumina and/or its Affiliates and contain or embody trade secrets of Illumina and/or its Affiliates.

c.               Unauthorized Uses.  Customer agrees that the limitations of use, including prohibited activities, described in Section 5(a) (Limitations on Use):  (A) are, without limitation, part of the bargained for conditions of sale of the Products, (B) the prohibited activities stated in Section 5(a) are not included within the Customer Use or otherwise within the rights expressly conferred on Customer pursuant to Exhibit A and Section 3 (Rights Accompanying Purchase of Product for Customer Use), and (C) each such prohibited activity stated in Section 5(a), including use of the Product to perform any of those prohibited activities, is an unauthorized use, may infringe patents within Illumina Intellectual Property Rights, and is part of the bargained for conditions of sale of the Products.

6.              [Reserved.]

7.              Pricing; Purchase Orders.

a.              Pricing.  The base prices for Products are found in Exhibit B and, with respect to Temporary Consumables in the Final Shipment Purchase Order, are found in Section 7(e).  Unless expressly stated otherwise in this Agreement, (i) all prices are in USD, (ii) all payments must be made in USD, (iii) each price in Exhibit B is the base price for the applicable Product during the Term, subject to discounts set forth therein (as applicable in accordance with exclusivity terms stated in Exhibit A, Part 1, Paragraph 3(a).) Note that if no price for Illumina Hardware is listed in Exhibit B, the price for Illumina Hardware will be agreed to between the Parties at the time of ordering.

b.              Test Fees.  The terms and conditions regarding NIPT Test Fees are set forth on Exhibit A.  Customer acknowledges that the NIPT Test Fees are payable under the Agreement for performance of NIPT Use using any Product as set forth on Exhibit A, in addition to the pricing for Products.

c.               Purchase Orders and Acceptance.  Customer shall order all Products using written purchase orders in a form reasonably acceptable to Illumina and that reference this Agreement (“Purchase Order(s)”).  Purchase Orders shall state, at a minimum, the Illumina part number, the Illumina provided quote number (or other reference provided by Illumina), the quantity ordered, price, requested delivery date (which shall be one or more dates during a [*] month period during the Term,) and address for delivery.  All Purchase Orders shall be sent to the attention of Illumina Customer Solutions or to any other person or department designated by Illumina in writing.  Acceptance of a Purchase Order occurs when Illumina provides Customer a Sales Order Confirmation (“Order Confirmation”).  Purchase Orders submitted in accordance with this Agreement will not be unreasonably rejected by Illumina.  It shall be deemed an unreasonable rejection of a Purchase Order if Illumina rejects a Purchase Order that is submitted in accordance with this Agreement and Illumina has the ability to supply the Products ordered under such Purchase Order.  Illumina shall be obligated to fill all accepted Purchase Orders.

d.              Additional Terms for TG Consumables.  Additional terms and conditions pertaining to purchase and supply of TG Consumables for Clinical Use are set forth in Section 10 herein below.

e.               Existing Purchase Order; New Quotes; New Purchase Order.

(i)             The Existing Purchase Order is void and of no effect and, subject to the proviso that follows, each Party hereby releases the other Party from any and all claims and causes of action relating to or arising out of the Existing Purchase Order, including without limitation (1) whether the Existing Purchase Order was validly accepted by

Illumina or (2) whether Customer had the right to use the products supplied under that Existing Purchase Order for NIPT, provided that the foregoing does not limit or restrict Illumina’s right to enforce the following terms, including payment terms, in the Existing Purchase Order set forth in the following paragraphs of the Terms and Conditions of Sale-Research Use Products that are part of the quotes that govern the Existing Purchase Order:  Paragraph 3 (Unauthorized Uses of Products); the last sentence of Paragraph 4 (Regulatory); Paragraph 9 (Payment Terms) and Paragraph 11 (Taxes); or the right of both Parties to enforce Paragraph 7 (Product Warranty) and Paragraph 8 (Indemnification).  For the avoidance of doubt, this subpart (i) is not applicable to any activity other than claims and causes of action relating to or arising out of the Existing Purchase Order.

(ii)          Attached as Exhibit E, is a quote for TG Consumables, Non-TG Consumables, and [*], at the discounts off the base price listed on Exhibit B (the “Quote”).  The Parties agree that the terms and conditions of sale attached to the Quote (“Quote Ts&Cs”) are not applicable to the Quote, the Quote Ts&Cs are deemed to be cancelled from this Agreement, and that this Agreement, and not the Quote Ts&Cs, exclusively governs the ordering, purchase, supply, and use of Products on the Quote.  The initial Purchase Order, issued in accordance with the Quote, and the Quote, are attached in Exhibit E.

(iii)       Attached as Exhibit H is a Purchase Order (the “Final Shipment Purchase Order”) submitted under this Agreement for certain Consumables that were included on, but not yet supplied under, the Existing Purchase Order.  With respect to the Final Shipment Purchase Order and the Consumables to be supplied thereunder, the Parties agree (A) those Consumables are deemed to be Temporary Consumables and Product under this Agreement, (B) the pricing and requested delivery schedule for those Consumables is as set forth in Exhibit H, (C) the terms and conditions of this Agreement, and not the terms and conditions that governed the Existing Purchase Order, exclusively govern the ordering, purchase, supply, and use of the Consumables on the Final Shipment Purchase Order.  For the avoidance of doubt, Customer has the right under this Agreement to use the Temporary Consumables supplied under the Final Shipment Purchase Order for Customer Use.  The Parties acknowledge that the following Products ordered on the Final Shipment Purchase Order were supplied by Illumina to Customer on or before the Effective Date:  [*].

8.              Invoices; Payment; Taxes.

a.              Invoices and Payment.  Illumina shall issue invoices upon shipment of Products.  Invoices shall be sent to Customer’s accounts payable department, or any other address designated by Customer in writing.  All payments by Customer on such invoices are due within [*] after the date of the invoice.  Without limiting any remedies available to Illumina, any amounts (other than amounts disputed in good faith) not paid when due under this Agreement will accrue interest at the rate of [*] per month, or the maximum amount allowed by applicable law, if lower.  In the event that any payment (other than amounts disputed in good faith) is not made within [*] after receiving notice of the delinquency, Illumina shall have the right, with respect to any Products that have not been paid for, to suspend performance, including shipment, until all payments are made current and, further, Illumina shall have the right to take any action allowed in law and in equity to address such breach, in addition to any and all rights under this Agreement.  Customer shall have no right or license to use any Product that it has not paid for and any such use is an unauthorized use.  Customer shall pay for all costs (including reasonable fees of attorneys’ and collection agencies) incurred by Illumina in connection with the collection of late payments.  Each Purchase Order is a separate, independent transaction under this Agreement, and neither Party has any right of set-off against other Purchase Orders or other transactions with the other Party.  Customer agrees to pay for Products supplied hereunder in accordance with the terms and conditions of this Agreement.

b.              Taxes.  All prices and other amounts payable to Illumina hereunder are exclusive of and are payable without deduction for taxes, GST, VAT, customs duties, tariffs or charges now or hereafter claimed or imposed by any governmental authority upon the sale of the Product, all of which will be added to the purchase price or subsequently invoiced to the Customer.  With respect to New Zealand Customers only, Customer and Illumina agree that subsection 8(4) Goods and Services Tax Act 1985 does not apply

c.               Additional Terms for TG Consumables.  Additional terms and conditions pertaining to purchase and supply of TG Consumables for Clinical Use are set forth in Section 10 herein below.

9.              Shipping Terms; Title and Risk of Loss.  Unless otherwise agreed upon in writing, all shipments are made DAP (Incoterms 2010) at Customer’s address on the Purchase Order and Customer is responsible for freight and insurance which will be added to the invoice and paid by Customer, except that all shipments to member countries of the E.U. are made DDP (Incoterms 2010) at Customer’s address on the Purchase Order.  In all cases title (except for Software and third party software) and risk of loss transfers to Customer when Product is made available at such address.

10.       Additional Terms for TG Consumables:  Forecast; Initial Shipment Date; Purchase orders; Deliveries; Shelf Life.  This Section 10 is applicable only to TG Consumables.

a.              Forecast.  Please refer to the example in Exhibit C when reading this Section.  Customer shall, no later than the 1st day of each calendar month (the 1st day of each such calendar month being a “Forecast Due Date”), provide a written non-binding (in part) forecast detailing the quantity of TG Consumables, on a TG Consumable-by-TG Consumable basis, that Customer requires during the 4th through 9th calendar months following that Forecast Due Date (each a “Forecast”); provided, however, that Customer shall not be obligated to submit Forecasts for any post-termination month if Customer has given written notice of termination under Section 17(c)(v) (Termination by Customer for Convenience).  For clarity, each Forecast starts with the calendar month that begins on the Forecast Due Date.  The general form of the Forecast along with an example of how forecasting works and when Purchase Orders (defined below) are to be provided is found in Exhibit C.  The first Forecast is attached to this Agreement as Exhibit D.  All Forecasts shall be deemed Customer’s Confidential Information.

i.                 One Forecast per Calendar Month Only.  Customer may only provide one Forecast per calendar month.  If Customer provides more than one Forecast in any given calendar month, then Illumina has the right to reject all but the first of the Forecasts submitted by Customer.

ii.             Initial Shipment Date.  Illumina agrees that it can and, subject to the terms and conditions of this Agreement, will supply the TG Consumables ordered by Customer on the initial Purchase Order attached as Exhibit E, which is submitted against the Quote set forth in Exhibit E, in accordance with the ordered quantities and shipping schedule set forth therein.  The initial Purchase Order attached as Exhibit E and the Final Shipment Purchase Order attached as Exhibit H will be deemed an accepted Purchase Order under this Agreement.

b.              Binding Commitments; Flexibility.  The 4th calendar month of each Forecast provided under this Agreement is a binding commitment by Customer to take receipt of and pay for that quantity and type of TG Consumables found in such 4 calendar month (the “Binding Consumable Month”); provided that, the quantity of each TG Consumable (on a TG Consumable-by-TG Consumable basis) to be delivered in such 4th calendar month may vary from the quantity of each TG Consumable (on a TG Consumable-by-TG Consumable basis) that were forecasted to be required in the same calendar month as found in prior Forecast (which was the 5th calendar month of that prior Forecast) only by up to +/-25%, provided that Illumina agrees to supply any such additional amounts as soon as commercially practicable, in light of the circumstances, including orders placed by all Illumina customers.  If inventory constraints make it difficult, impractical or impossible for Illumina to fill a Purchase Order for a Binding Consumable Month (including the +/- variance permitted) with the quantity of TG Consumables set forth therein, then Illumina may, at its sole discretion, supply Customer with a combination of TG Consumables and the corresponding Non-TG Consumables in quantities required to fill that Purchase Order, wherein (i) any such Non-TG Consumables will be Temporary Consumables under this Agreement, with all attendant rights and obligations, and (ii) pricing for any such Temporary Consumables will be at the Non-TG Consumables pricing under this Agreement (subject to any applicable discount).

c.               New TG Consumables.  With respect to any TG Consumables added to this Agreement after the Effective Date upon the mutual agreement of the Parties, Illumina shall use commercially reasonable efforts to provide Customer with such TG Consumables that are newly added to this Agreement in accordance with Customer’s orders, however, Illumina makes no commitment with respect to volumes of any such Consumables that it can provide in the first three (3) calendar months after such Consumables are added to the Agreement.

d.              TG Consumable Purchase Orders.  The first Purchase Order for TG Consumables (initial Quote and initial Purchase Order are in Exhibit E), along with the first Forecast (first Forecast is Exhibit D) are provided herein on the Effective Date.  Subsequent Purchase Orders for TG Consumables must be provided on the Forecast Due Date and must be for a quantity of and type of TG-Consumables as found in the Binding Consumable Month.  For the avoidance of doubt, if Customer has not provided a Purchase Order by the Forecast Due Date such failure may result in a delay in delivery of Products to Customer, wherein the length of delay will be dependent upon Illumina’s commitment to supply other customers with the same Products.  Each Purchase Order for TG Consumables must include a ship schedule, [*], that details the quantity of and type of TG Consumables (on a TG Consumable-by-TG Consumable basis) that Customer requires in each calendar month that is covered by the Purchase Order (“Ship Schedule”).  Subject to Section 10(b) (Binding Commitments; Flexibility), including +/-25% flexibility therein, Illumina makes no delivery commitments with respect to Purchase Orders that contain TG Consumables or quantities of TG Consumables that exceed that which was forecasted by Customer for the Binding Consumable Month.  Such additional quantities of TG Consumables must be ordered by using Additional Purchase Orders (set forth below).

e.               Additional Purchase Orders for TG Consumables.  Illumina will, [*], accept additional Purchase Orders for additional quantities of TG Consumables that were not within a given Forecast (“Additional Purchase Orders”) and, if any such Additional Purchase Order is accepted by Illumina, then shall deliver such TG Consumables [*].  Ship dates, any increased pricing to accommodate unforecasted needs, and quantities of TG Consumables on any Additional Purchase Orders will be [*], Illumina may supply Customer with Non-TG Consumables to fill additional quantities of the corresponding TG Consumables ordered by Customer to meet its unforecasted needs (above and beyond the +25% variance permitted pursuant to Section 10(b)), wherein (i) such Non-TG Consumables will be Temporary Consumables under this Agreement, with all attendant rights and obligations, and (ii) pricing for such Temporary Consumables will be at the corresponding TG Consumables pricing under this Agreement (subject to any applicable discount).

f.                Payment Instead of Taking TG Consumable.  Illumina reserves the right to invoice Customer for [*] of any TG Consumables that Customer has a binding commitment to purchase under this Agreement (whether under a Forecast or a Purchase Order), but for which Customer has not provided a Purchase Order after written notice by Illumina, or for which Customer purports to cancel the order or delivery without the written authorization of Illumina.  If there is no applicable Purchase Order, the purchase price used will be the purchase price applicable to the TG Consumable that was most recently shipped to Customer.

g.              Shelf-life for TG Consumables.  The TG Consumables delivered hereunder shall have no less than [*] months shelf life at the time of shipment.  Shelf-life will be pre-printed on the TG Consumable packaging.

h.              Single Lot Shipments / Kit Lot Testing for TG Consumables.

i.                 Single Lot Shipments.  Illumina shall use commercially reasonable efforts to ensure each shipment of a given TG Consumable includes only such TG Consumable manufactured from the same lot.

ii.             Kit Lot Testing.  Illumina shall test each component reagent that comprises a given TG Consumable together with the other component reagents of that TG Consumable to ensure their functionality, unless sufficient data are available to demonstrate that a given component reagent, or component reagents, if quality tested independently, does not affect performance of the TG Consumable.

i.                 Discontinued/Changed TG Consumables.  TG Consumables will not be manufactured in their current configurations indefinitely as a result of product life cycle or other business considerations.  Accordingly, a given TG Consumable may be phased out of production and no longer available and/or there may be a new, reconfigured, or repackaged version of a TG Consumable that embodies a material change to form, fit or function of such TG Consumable (such discontinued or materially changed Consumable is referred to as a “Discontinued Consumable”), Any product or combination of products that is intended by Illumina to replace such Discontinued Consumable shall be referred to as a “Substitute Consumable.”  In some instances a Substitute Consumable may differ from the Discontinued Consumable through changes in one or more components that comprised the Discontinued Consumable (“Changed Components”).  In other instances the Substitute Consumable may represent a complete change from the Discontinued Consumable (“Complete Change”).  In the case of a Discontinued Consumable that will have Changed Components, Illumina will use commercially reasonable efforts to make the Changed Components and instructions on how to modify the Discontinued Consumable in order to use the Changed Components available as soon as practical, but no later than [*] months prior to the date that the Discontinued Consumable will no longer be available for purchase.  Illumina will provide a reasonable quantity of Changed Components free of charge to facilitate Customer’s validation efforts in support of the change.  In the case of a Discontinued Consumable that will have a Complete Change, Illumina will use commercially reasonable efforts to make the Substitute Consumable available for purchase by Customer as soon as practical, but no later than [*] months prior to the date that the Discontinued Consumable will no longer be available for purchase.  Illumina will provide a reasonable quantity of Substitute Consumable free of charge to facilitate Customer’s validation efforts in support of the change.  Once a Discontinued Consumable is no longer available for purchase (either in the instance of a Complete Change or Changed Component), the Substitute Consumable will automatically be added to this Agreement as a Consumable and the Discontinued Consumable will be removed.  The price for a Substitute Consumable will be Illumina’s published list price for the Substitute Consumable, and will be subject to the same discounts as provided for the Discontinued Consumable.  Use of Substitute Consumables shall be subject to the terms and conditions of this Agreement applicable to TG Consumables.

j.                 For clarity, the Parties acknowledge that (a) the first Forecast (Exhibit D) provides Customer’s forecast for TG Consumables beginning September 1, 2013 through May 31, 2013, (b) the initial Purchase Order (Exhibit E) satisfies

Customer’s obligation to provide a Purchase Order for the Binding Consumables Month (i.e., December, 2013) in the first Forecast, provided that Customer may resubmit the Initial Purchase Order on or before September 1, 2013, for the sole purpose of adjusting the quantity of each type of Consumable for December, 2013 by a quantity that is within [*] from the quantity of that type of Consumable forecasted for December, 2013 in the initial Purchase Order of Exhibit E, provided that the quantities, types and ship dates of Consumables for September, October and November, 2013 remain unchanged from the Initial Purchase Order of Exhibit E, (c) the next Forecast due under this Agreement is due October 1, 2013 and will span October 1, 2013 through June 30, 2014, (d) the next Purchase Order due under this Agreement is due October 1, 2013 and will including the quantity and type of TG Consumables found in the Binding Consumables Month (i.e., January, 2014) of that October 1, 2013 Forecast, and (e) the Final Shipment Purchase Order submitted under this Agreement is outside of the Forecast.

11.       Regulatory; Quality Audits.

a.              Product Label.  Customer acknowledges that, unless expressly stated otherwise in writing by Illumina, no Product has been subjected to regulatory review or approved or cleared by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic, or otherwise reviewed, cleared or approved under any statute, law, rule or regulation for any purpose, whether research, commercial, diagnostic or otherwise.  The Products are labeled For Research Use Only, however, such label is distinct from the business terms that govern the use of the Products for Customer Use as expressly set forth herein.  Illumina does not make any representation, warranty or covenant that pertains in any way to the regulatory status of the Products and Customer’s intended use for Customer Use.

b.              Regulatory Approvals.  Customer, and not Illumina, is responsible for obtaining any and all regulatory approvals, licenses, and/or certifications necessary for Customer to use the Products as intended by Customer, including without limitation, for Customer Use (“Regulatory Approvals”).  Customer will ensure it has any and all Regulatory Approvals that are necessary for Customer’s intended use of the Products.  Accordingly, Customer agrees to (i) diligently investigate and identify which Regulatory Approvals apply to Customer’s use of the Products, (ii) obtain and maintain all Regulatory Approvals throughout the time that Customer so uses the Products, and (iii) use the Products in compliance with all applicable laws and regulations.  To the extent permitted by applicable law, Customer agrees to promptly disclose to Illumina any communication that it receives from any government body, agency, or other regulatory or accrediting body to the extent solely pertaining to the Products including Customer’s use of the Products.

c.               Quality Audits.  If Illumina is supplying TG Consumables to Customer under this Agreement, Illumina agrees to allow Customer to audit Illumina’s operations that pertain to such TG Consumables, upon [*] prior written notice, during normal business hours, no more often than [*] and at Customer’s sole expense, to the extent necessary to satisfy its obligations under applicable law.  The locations, times, dates, scope, and goals for such audits will be mutually agreed upon in writing between the Parties.  Customer shall sign Illumina’s confidentiality agreement, if requested by Illumina, prior to conducting such audit.

12.       Limitation of Liability.

TO THE EXTENT PERMITTED BY LAW, AND SUBJECT TO SECTION 3(d) (All Rights Reserved) AND THIS SECTION 12, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING UNDER THIS AGREEMENT, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

SUBJECT TO THIS SECTION 12, EACH PARTY’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT PAID OR PAYABLE TO ILLUMINA BY CUSTOMER UNDER THIS AGREEMENT DURING THE 12 MONTHS PRECEDING THE DATE THE CLAIM OR CAUSE OF ACTION AROSE.

THE LIMITATION OF LIABILITY IN THIS SECTION 12 SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE PARAGRAPHS IN THIS SECTION 12, TO THE CONTRARY, THIS AGREEMENT DOES NOT LIMIT (A) EITHER PARTY’S LIABILITY FOR GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, FAILURE TO COMPLY WITH APPLICABLE LAW OR WILLFUL BREACH OF THIS AGREEMENT, (B) ILLUMINA’S OBLIGATIONS UNDER SECTION 15(a) (Indemnification), (C) CUSTOMER’S OBLIGATIONS UNDER SECTION 15(c) (Indemnification), (D) EITHER PARTY’S LIABILITY FOR ANY BREACH OF SECTION 14 (Confidential Information) , (E) EITHER PARTY’S LIABILITY TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INFRINGEMENT BY THAT PARTY OR ITS AFFILIATES OF THE OTHER PARTY’S OR ITS AFFILIATES’ INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION, INFRINGEMENT OF APPLICATION SPECIFIC IP BY CUSTOMER OR ITS AFFILIATES, OR ANY RECOVERY ASSOCIATED WITH ENFORCEMENT ACTION(s) DIRECTED TO SUCH INTELLECTUAL PROPERTY RIGHTS, OR (F) CUSTOMER’S LIABILITY FOR CLAIMS BY THIRD PARTIES THAT ARE BASED ON CUSTOMER’S ACTS OR OMISSIONS IN PERFORMANCE OF ANY TEST OR SERVICE USING THE PRODUCTS, INCLUDING WITHOUT LIMITATION LIABILITY DUE TO HARM FROM MISDIAGNOSIS, MISSED DIAGNOSES, AND ACTIONS OR INACTIONS TAKEN AS A RESULT OF INFORMATION PROVIDED DIRECTLY OR INDIRECTLY BY CUSTOMER TO PATIENTS.

13.       Product Warranty Disclaimer.  TO THE EXTENT PERMITTED BY LAW AND EXCEPT FOR THE EXPRESS LIMITED PRODUCT WARRANTIES SET FORTH IN SECTION 16 OF THIS AGREEMENT, ILLUMINA MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCTS SUPPLIED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ILLUMINA MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE PRODUCTS FOR CUSTOMER’S INTENDED USES.

14.       Confidentiality.

a.              Confidential Information.  The Parties acknowledge that a Party (the “Recipient Party”) may have access to confidential or proprietary information (“Confidential Information”) of the other Party (the “Disclosing Party”) under or in connection with this Agreement.  In order to be protected as Confidential Information, information must be disclosed with a confidential or other similar, proprietary legend and in the case of orally or visually disclosed Confidential Information that pertains to a Disclosing Party’s Intellectual Property Rights (including trade secrets),the Disclosing Party shall notify the Recipient Party of its confidential nature at the time of disclosure and provide a written summary that is marked with a confidential or other similar proprietary legend to the Recipient Party within 30 days (email acceptable).  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the content of all conversations and correspondence (including emails) relating to the negotiation of this Agreement shall be deemed the Confidential Information of the providing Party.  Confidential Information may include, but shall not be limited to, inventions, designs, formulas, algorithms, trade secrets, know-how, customer lists, cost and pricing information, business and marketing plans, and other business, regulatory, manufacturing and financial information.  This Agreement, including its terms and conditions is Confidential Information of both Parties.  During the Term of this Agreement or for a period [*] after the date of each disclosure, whichever is longer, the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information of similar nature or importance, but no less than reasonable care.  The Recipient Party shall disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, and Affiliates under written nondisclosure and restricted use terms consistent with this Agreement or under professional ethics rules to which certain professionals (including attorneys) are bound.  The Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement.  The Confidential Information shall at all times remains the property of the Disclosing Party.  The Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party.  Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

b.              Exceptions.  Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following:  (i) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (ii) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (iii) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (iv) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on any Confidential Information of the Disclosing Party; or (v) information that the Recipient Party receives from a third party where Recipient Party reasonably believes such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.

c.               Disclosures Required by Law.  The Recipient Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of law, or government regulation (including the Sunshine Act), including in connection with submissions to regulatory authorities; provided that, the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in order to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

d.              Injunctive Relief.  Each Party acknowledges that any use or disclosure of the other party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party.  Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at law or in equity, to seek injunctive relief against the breach or threatened breach of any obligations under this Section.

e.               Disclosure of Agreement.  Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  In the event either Party desires to provide a copy of this Agreement, or otherwise disclose its terms, on a confidential basis in connection with any financing transaction or due diligence inquiry, then it may do so on a confidential basis under written terms and conditions no less stringent than set forth herein.  In addition, each Party may disclose this Agreement and the terms hereof in connection with any legal action related hereto, including any enforcement hereof.

f.                Service Representatives.  A “Service Representative” is an individual who is authorized by Illumina and approved by Customer to be on-site at Customer’s Facility (as defined in Agreement) to provide technical support and/or technical services with respect to Illumina equipment located at that Facility.

i.                 In the event a Service Representative receives, views, hears or is otherwise exposed to confidential or proprietary information of Customer when the Service Representative is on-site at Customer Facility to provide technical support and/or technical service, and such information is not tangibly identified and marked as Confidential Information in accordance with Section 14(a) of the Agreement, including if disclosed orally or visually, Illumina and the Service Representative shall nevertheless be obligated to treat the confidential or proprietary information as if it were Confidential Information under the Agreement.

ii.             Prior to commencing work on-site at Customer’s Facility (except to the extent Customer has permitted that Service Representative to commence work on-site prior to executing that Acknowledgement and Agreement), each Service Representative shall execute the Acknowledgement and Agreement Regarding Confidential Information that is set forth hereto as Attachment A, and shall provide a copy of the executed document to Customer.  As more completely stated in Attachment A, the Acknowledgement and Agreement documents that the Service Representative has read, understands, and agrees to be bound by these terms and conditions regarding confidential or proprietary information, including Confidential Information, that may be disclosed (in writing, orally, visually) to the Service Representative or that the Service Representative may be exposed to while on-site at Customer’s Facility providing technical support and/or technical services, unless instructed otherwise by an authorized Illumina attorney (or outside counsel retained by Illumina) for the purpose of Illumina enforcing its rights under the Agreement.  Notwithstanding anything to the contrary, nothing in this Agreement or the Acknowledgement and Agreement Regarding Confidential Information prevents or restricts a Service Representative from (1) disclosing to Illumina information that relates to Products or Illumina Intellectual Property Rights or (2) disclosing confidential or proprietary information to an authorized Illumina attorney (or outside counsel retained by Illumina) for the purpose of Illumina enforcing its rights under the Agreement, if the Service Representative is instructed by an authorized Illumina attorney (or outside counsel retained by Illumina) to disclose the confidential or proprietary information.

iii.         Notwithstanding the foregoing, Customer agrees that it shall take commercially reasonable steps to prevent the disclosure (in writing, orally, visually) to Service Representatives, and prevent their access to, confidential or proprietary information except to the extent such disclosure or access is required for that Service Representative to perform technical support and/or technical services.  Without limitation, commercially reasonably steps include Customer instructing its employees, contractors and agents who will come in contact with Service Representatives of the terms and conditions of this Article 14.

15.       Indemnity; Insurance.

a.              Indemnification by Illumina for Infringement.  Subject to the Exclusions to Illumina Indemnification Obligation (Section 15(b) below), Indemnification by Customer (Section 15(c) below) and Conditions of Indemnification Obligation (Section 15(d) below), Illumina shall (i) defend, indemnify and hold harmless Customer and its Affiliates, and their respective officers, directors, representatives and employees (each a “Customer Indemnitee”), against any claim or action brought by a third party (including an Affiliate of Illumina, but excluding an Affiliate of Customer) that alleges or asserts infringement, violation or misappropriation by Customer in the Country of any Intellectual Property Right of a third party (including an Affiliate of Illumina, but excluding an Affiliate of Customer) by the use of the Product(s) by Customer for Customer Use as expressly authorized pursuant to this Agreement, wherein such Intellectual Property Right of a third party pertain to or cover aspects or features of the Product(s), or use thereof, without regard to any specific application(s) or field(s) of use (each, an “Illumina Infringement Claim”), and (ii) pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against such Customer Indemnitee in connection with such Illumina Infringement Claim consistent with Section 15(d).  For the avoidance of doubt, if any such Intellectual Property Right of a third party pertains to or covers aspects or features of the Product(s), or use thereof, that is with regard to any specific application(s) or field(s) of use then such Intellectual Property Right cannot form the basis of an Illumina Infringement Claim, and may form the basis of an Indemnification Exclusion in Section 15(b).  If the Products or any part thereof, become, or in Illumina’s opinion may become, the subject of an Illumina Infringement Claim against Illumina (including its Affiliates) or Customer, Illumina shall have the right, at its option, to (I) procure for Customer the right to continue using such Products in accordance with this Agreement, (II) modify or replace such Products with substantially equivalent non-infringing substitutes, or (III) require the return of such Products that are or may become the subject of an Illumina Infringement Claim and terminate the rights, license, and any other permissions given hereunder with respect thereto, and no longer be obligated to supply such Products hereunder, and refund to Customer the depreciated value (as shown in Customer’s official records) of the returned Product at the time of such required return; provided that, no refund will be given for used-up or expired Consumables.  This Section (including Sections referenced herein) states the entire liability of Illumina for any infringement of third party Intellectual Property Rights or indemnification obligations to Customer.

b.              Exclusions to Illumina Indemnification Obligation.  Illumina shall have no obligation under Section 15(a), including to defend, indemnify or hold harmless Customer or other Customer Indemnitees, or pay any settlements, final judgments or costs (including reasonable attorneys’ fees) with respect to any Illumina Infringement Claim, to the extent such Illumina Infringement Claim arises or results from:  (1) the use of the Products in any manner or for any purpose outside the scope of the rights, license(s), or permissions expressly granted by Illumina to Customer with respect to the Products, as set forth in Exhibit A and Section 3, (ii) the use of the Products in any manner or for any purpose not in accordance with the Specifications or Documentation, (iii) the use of the Products in combination with any other products, materials, or services not supplied by Illumina (except as expressly provided in the applicable Documentation), (iv) the use of the Products to perform any assay or other process not supplied by Illumina, including without limitation to perform assays or tests for NIPT Use or for Additional Clinical Use by any method not supplied by Illumina, (v) Illumina’s compliance with specifications or instructions for such Products furnished to Illumina by Customer or by a third party on behalf of Customer (e.g., custom goods), (vi) the use of the Products in any manner or for any purpose that requires rights to any Intellectual Property Right that pertains to or covers aspects or features of the Product(s) or use thereof that is with regard to any specific application(s) or field(s) of use (“Third Party Other IP”) or that is the basis for a third party alleging or asserting infringement of its Intellectual Property Rights in or to Third Party Other IP, or (vii) Customer’s breach of the Agreement, including without limitation failure to obtain and maintain required Regulatory Approvals wherein any use specified in (i), (ii), (iii), (iv) or (vi) is a use performed by Customer or other Customer Indemnitee, its Affiliate, or a party to whom Customer or its Affiliate transfers Product (regardless of whether such use or transfer is permitted under this Agreement) (each of (i) — (vii), is an “Indemnification Exclusion”).  Notwithstanding anything to the contrary in this Agreement, Illumina shall have no obligation under this Agreement to defend, indemnify or hold harmless Customer or any other Customer Indemnitee (or any of their successors or assigns) with respect to any claim or action (A) brought by Sequenom, Inc. relating to U.S. Patent No. 6,258,540 and its foreign equivalents or any other intellectual property right asserted against Customer by Sequenom, Inc. that pertains to NIPT Use or Other Clinical Use, or, without limiting the scope of any Indemnification Exclusion in (i)-(vii) above, (B) brought by a third party (including Sequenom) relating to Third Party Other IP that pertains to any use within any Customer Use, wherein each of (A) and (B) is an Indemnification Exclusion.  Illumina has not provided or supplied Customer with any instruction, method, assay or process to perform any test or assay within NIPT Use or Additional Clinical Use, and has no obligation under this Agreement to do so.

c.               Indemnification by Customer.  Subject to the Indemnification by Illumina for Infringement (Section 15(a) above, including Indemnification Exclusions in Section 15(b) above) and Conditions of Indemnification Obligation (Section

15(d) below), Customer shall (i) defend, indemnify and hold harmless Illumina and its Affiliates and their respective officers, directors, representatives and employees (“Illumina Indemnitee(s)”), against any and all claims or actions brought by a third party (including an Affiliate of Customer, but excluding an Affiliate of Illumina), including all liabilities, damages, fines, penalties, causes of action and losses of any and every kind including personal injury and death (each a “Claim”), to the extent resulting from or arising out of (A) Customer’s marketing and use of Products, including without limitation actions (or inactions) taken by individuals who receive results from Customer’s use of Products for NIPT Use or for Additional Clinical Use, or (B) any act or omission of the Customer Indemnitees that is or that gives rise to an Indemnification Exclusion, and (ii) pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against such Illumina Indemnitee in connection with any such claim consistent with Section 15(d).  For the avoidance of doubt, the term Claim includes, without limitation, claims by third parties that are based on Customer’s acts or omissions in performance of any test or service using the Products, including without limitation liability due to harm from misdiagnosis, missed diagnoses, and actions or inactions taken as a result of information provided by Customer to patients.  Customer shall have no obligation under this Section 15(c), including to defend, indemnify or hold harmless Illumina or any Illumina Indemnitee, or pay any settlements, final judgments or costs (including reasonable attorneys’ fees) with respect to any claim that is the subject of, and only to the extent of, Illumina’s obligations under Section 15(a).

d.              Conditions of Indemnification.  The Parties’ indemnification obligations under this Section 15 are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of any claim subject to such obligations, provided that any delay or failure in notification shall not relieve the indemnifying Party of its obligations except to the extent it is prejudiced thereby, (ii) giving the indemnifying Party exclusive control and authority over the defense of such claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and (v) providing all reasonable assistance, including access to information and materials, to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance).  An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified Party, or settle any matter that would otherwise lead to indemnification hereunder.

e.               Third Party Goods.  Notwithstanding anything in this Agreement to the contrary, Illumina shall have no indemnification obligations with respect to any goods or software originating from a third party (other than an Affiliate of Illumina) and supplied to Customer under this Agreement in substantially the same form as received by Illumina from the third party supplier.  Third party goods are those that are labeled or branded with a third party’s name Customer’s sole right to indemnification with respect to such third party goods or software shall be pursuant to the original manufacturer’s or licensor’s indemnity, if any, to Customer, to the extent provided by the original manufacturer or licensor.

f.                Insurance.  Each Party shall obtain and maintain insurance coverage as follows:  (i) professional liability insurance and/or errors and omissions liability insurance and products and completed operations insurance in the amount of not less than [*] per occurrence and in the aggregate and (ii) commercial general liability insurance in the amount of not less than [*] per occurrence and in the aggregate, in the case of each of (i) and (ii) to, at minimum, protect the Illumina Indemnitees under the indemnification provided hereunder, but only to the extent coverage is provided for in such insurance.  Each Party agrees that it shall not cancel or not renew its policy(ies) without providing a minimum of 30 days prior written notice to the other Party of any cancellation or non-renewal of such coverage that is not replaced by equivalent coverage.  Each Party shall maintain such insurance at all times during the Term of this Agreement and as respects any claims made coverage for a period of [*] years following expiration or termination of this agreement.

16.       Warranty for Products.  All warranties are personal to Customer and may not be transferred or assigned to a third party, including an Affiliate of Customer.  All warranties are Facility location specific and do not transfer if the Product is moved to another Facility of Customer, unless Illumina conducts such move.  These warranties only apply to Products purchased under this Agreement.

a.              Warranty for TG Consumables and Non-TG Consumables.  Illumina warrants that TG Consumables, other than custom TG Consumables, will conform to their Specifications until the later of (i) [*] months from the date of shipment from Illumina, and (ii) any expiration date or the end of the shelf-life pre-printed on such TG Consumable by Illumina, but in no event later than [*] months from the date of shipment.  Illumina warrants that Non-TG

Consumables, other than custom Non-TG Consumables, will conform to their Specifications until the later of (i) [*] months from the date of shipment from Illumina, and (ii) any expiration date or the end of the shelf-life pre-printed on such Non-TG Consumable by Illumina, but in no event later than [*] months from the date of shipment.  With respect to custom Consumables (i.e., Consumables, whether they are TG Consumables or Non-TG Consumables) made to specifications or designs made by Customer or provided to Illumina by, or on behalf of, Customer, Illumina only warrants that the custom Consumables will be made and tested in accordance with Illumina’s standard manufacturing and quality control processes.  Illumina makes no warranty that custom Consumables will work as intended by Customer or for Customer’s intended uses.

b.              Warranty for Hardware.  Illumina warrants that Illumina Hardware purchased under this Agreement, other than Upgraded Components, will conform to its Specifications for a period of [*] months after its shipment date from Illumina unless the Illumina Hardware includes Illumina-provided installation in which case the warranty period begins on the date of installation or 30 days after the date the Illumina Hardware was delivered, whichever occurs first (“Base Hardware Warranty”).  “Upgraded Components” means Illumina-provided components, modifications, or enhancements that are provided under this Agreement and serve to modify or enhance Illumina Hardware that was acquired by Customer prior to the date Illumina provides these components, modifications or enhancements.  Illumina warrants that Upgraded Components will conform to their Specifications for a period of [*] from the date the Upgraded Components are installed.  Upgraded Components do not extend the warranty for the corresponding Illumina Hardware unless the upgrade was conducted by Illumina at Illumina’s facilities in which case the upgraded Illumina Hardware shipped to Customer comes with a Base Hardware Warranty commencing on the date the upgraded Illumina Hardware is shipped back to Customer.

c.               Exclusions from Warranty Coverage.  The foregoing warranties in Section 16(a) and (b) shall not apply to the extent a non-conformance is due to (i) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation (misuse includes use of a Consumable more than one time), (ii) improper handling, installation, maintenance, or repair (other than by Illumina personnel), (iii) unauthorized alteration, (iv) acts of God, including without limitation, fire, flood, tornado, earthquake, hurricane, lightning, threat of or actual acts of terrorism or war, or (v) use with a third party’s good not provided by Illumina or an Illumina Affiliate (unless applicable Documentation or Specifications expressly state such third party’s good is for use with it).

d.              Sole Remedy.  In the event Product does not conform to warranty in this Section 16 (referred to in (i) and (ii) below as non-conforming), Illumina will repair or replace the Product, the choice being in its discretion.  The following states Customer’s sole remedy and Illumina’s sole obligations under the foregoing warranties.

i.                 Consumables.  Illumina will repair or replace non-conforming Consumables in its discretion.  Repaired or replaced Consumables come with a warranty for the longer of (a) [*] after delivery of the repaired or replaced consumable or (b) the original warranty period for the Consumable.  With respect to replaced TG Consumables, Illumina will use commercially reasonable efforts to provide replacement TG Consumables in Customer’s next scheduled shipment where single lot per shipment can be maintained.

ii.             Hardware.  Illumina will repair or replace non-conforming Illumina Hardware in its discretion.  Illumina Hardware may be repaired or replaced with functionally equivalent, reconditioned, or new Illumina Hardware or components (if only a component of Illumina Hardware is non-conforming).  If the Illumina Hardware is replaced in its entirety, the warranty period for the replacement is [*] from the date of shipment or the remaining period on the original Illumina Hardware warranty, whichever is longer.  If only a component is being repaired or replaced, the warranty period for such component is [*] from the date of shipment or the remaining period on the original Illumina Hardware warranty, whichever is longer.

e.               Procedure.  In order to be eligible for repair or replacement under warranty in Section 16 Customer must (i) promptly (within the applicable warranty period) contact Illumina’s customer support department to report the non-conformance, (ii) cooperate with Illumina in the diagnosis of the non-conformance, and (iii) return the Product (or, in the case of Consumables, the unused portion thereof), transportation charges prepaid, to Illumina following Illumina’s instructions or, if agreed by Illumina, grant Illumina’s authorized repair personnel access to this Product in order to confirm the non-conformance and make repairs.

f.                Third Party Goods.  Illumina has no warranty obligations with respect to any goods or software originating from a third party (other than an Affiliate of Illumina) and supplied to Customer under this Agreement in substantially the same form as received by Illumina from the third party supplier.  Third party goods or software are those that are labeled or branded with a third party’s name The warranty for third party goods or software, if any, is provided by the original manufacturer.  Illumina will cooperate with Customer in filing any warranty claims with such third-parties.

17.       Term; Cancellation; Termination.

a.              Term.  This Agreement shall commence on the Effective Date and terminate on the date that is three (3) years after the First Amendment Date unless otherwise terminated early as provided hereunder or extended longer by the mutual written agreement of the Parties.  For clarity, Customer has the right after the Term to use for Customer Use the particular Consumables Products that were purchased by Customer during the Term under this Agreement, with Illumina Hardware and Existing Instruments.  For the avoidance of doubt, Customer will have the foregoing right to use Consumables Products for Customer Use after the Term only with respect to the actual units of Consumables Product supplied under this Agreement during the Term and payment of any applicable NIPT Test Fee corresponding to use of such Consumable Product.  After the term, Customer has the right to use Illumina Hardware and Existing Instruments for Research Use with Illumina-branded consumables whether purchased outside of or under this Agreement.  The period from the Effective Date to the date the Agreement is terminated is the “Term.”  Customer’s issuance of or Illumina’s fulfillment of any Purchase Order after the end of the Term shall not be deemed agreement of Illumina to extend this Agreement beyond the Term.  Illumina has no obligation to accept or fulfill any Purchase Order submitted by Customer after the Term.

b.              Cancellation of Orders.  All Purchase Orders submitted under and in accordance with this Agreement and accepted by Illumina are non-cancelable by Customer or Illumina and may not be modified without the prior written consent of both parties, subject to Section 17(d.)

c.               Termination.  Without limiting any other rights to terminate expressly provided in this Agreement or under law, this Agreement may be terminated early as follows:

i.                 Breach of Provision.  If either Party materially breaches any of its obligations under this Agreement and fails to cure such breach within 30 days after receiving written notice of the breach from the non-breaching Party, then the non-breaching Party shall have the right to terminate this Agreement by providing written notice to the other Party at any time during the one month period that begins on the day after the last day of the cure period.  Notwithstanding the foregoing, if a Party has provided notice to the other Party of a material breach that is not capable of cure, then the non-breaching Party shall have the right to terminate this Agreement by providing written notice to the breaching party at any time during the one month period that begins five (5) business days after the written notice of breach.  A non-breaching Party shall be entitled, in addition to all other rights and remedies available at law or in equity, to seek injunctive relief against the breach or threatened breach of this Agreement Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Illumines right to terminate this Agreement for Customer’s breach is subject to Section 4(d) (Additional Rights).

ii.             Bankruptcy.  Either Party may terminate this Agreement, with immediate effect upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within 60 days.  In the event of any bankruptcy or insolvency proceeding commenced by or against Customer other than a proceeding in which a the trustee in bankruptcy is continuing to perform all of Customer’s obligations under this Agreement, Illumina shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved, unless Customer provides pre-payment for any unpaid Purchase Order or provides pre-payment for any new Purchase Order at the time the Purchase Order is delivered.

iii.         Change in Control of Customer.  (A) Customer shall promptly notify Illumina in writing if it undergoes any Change in Control and shall provide Illumina with the name of any parties to the transaction.  Illumina shall have a 30 day period, that begins on the date of Change in Control and ends on the date that is the later of 30 days after the Change in Control or 30 days after receipt of notice of the Change in Control, to terminate the Agreement by written notice, unless prior to the Change in Control, Customer notified Illumina of the planned Change in Control (including the name of the party(ies) to the transaction) and Illumina agreed in writing to not exercise its right of termination set forth in this subpart (iii).  Illumina agrees that it will not unreasonably withhold or delay its agreement to waive exercise of its right of termination.  Customer agrees that it shall not be unreasonable for Illumina to withhold or delay such agreement based on the bona fide business considerations of Illumina, which include without limitation business considerations pertaining to litigation or enforcement of Illumina Intellectual Property Rights, or whether the other party to the Change in Control transaction is a competitor of Illumina or its Affiliates, including without limitation a Direct Competitor.  Termination pursuant to this subpart (iii) shall become effective (I) if none of the other parties to the Change in Control transaction is a Direct Competitor, on the date that is six (6) months after the effective date of the Change of Control, or (II) if one of the parties to the Change in Control transaction is a Direct Competitor, on the date that is thirty (30) days after written notice of termination by Illumina.  Illumina agrees that it will not exercise its right to terminate the Agreement under this Section 17(c)(iii) if the other party to the Change in Control transaction is a clinical laboratory that is not a Direct Competitor.

(B) “Change in Control” means (a) any person or entity becomes the beneficial owner, directly or indirectly, of Customer’s securities representing 50% or more of the combined voting power of Customer’s then outstanding securities entitled to vote in the election of directors; (b) Customer is party to a merger or consolidation which results in the voting securities of Customer outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities entitled to vote in the election of directors of Customer or such surviving or other entity outstanding immediately after such merger or consolidation; (c) a majority of the board of directors (or similar governing body) of Customer shall consist of individuals other than members of the board of directors (or similar governing body) of Customer on the Effective Date; (d) the sale or disposition of all or substantially all of Customer’s assets (or consummation of any transaction having similar effect to a non-Affiliate of Customer); or (e) the dissolution or liquidation of Customer; provided, however, that Change of Control shall not include any transaction or series of transactions entered into primarily for corporate restructuring or equity financing purposes (including, without limitation, any venture capital or private equity investment or any public offering of securities) in which no other entity to the transaction or series of transactions is (1) a Direct Competitor or (2) is an Affiliate of Customer at the time of such transaction(s) or becomes an Affiliate of Customer by nature of such transaction(s).  As of the Effective Date, a Direct Competitor is not, and to the knowledge of Customer, is not preparing to become, a significant investor in Customer.

(C) “Direct Competitor” means an entity (or its Affiliates) that develops, manufactures, or sells high throughput sequencing systems that could practically be used for NIPT.  By way of non-limiting example, as of the Effective Date, Life Technology, Inc., Qiagen and BGI (or entities that acquire the business assets directed to the high through put sequencing systems currently marketed by such entities, including evolutions thereof) are Direct Competitors.

iv.          Termination by Customer for Supply Failure.  Customer shall have the right to terminate this Agreement (and all outstanding Purchase Orders, to the extent Illumina has not yet supplied thereunder) upon at least ten (10) business days prior written notice in the event of a Supply Failure that that extends for greater than two (2) months.  A “Supply Failure” is the failure of Illumina to supply Product ordered on a Purchase Order submitted by Customer in accordance with this Agreement, wherein the failure to supply is a direct result of a Force Majeure Event (defined in Section 20(i)).

v.              Termination by Customer for Convenience.  Customer may terminate this Agreement for convenience by providing Illumina with four (4) months prior written notice and, at the same time, submitting a Purchase Order for Consumables in fulfillment of the binding portion of Forecast (for which a Purchase Order has not at that time been submitted) applicable to the quarter in which termination notice is provided and in any portion of a Forecast that is binding for the next subsequent quarter.

d.              Right to Cease Delivery.  In addition to any other remedies available to Illumina under this Agreement, in equity, or at law, but in all cases subject to Section 4(d) (Additional Rights), Illumina reserves the right to cease shipping Product to Customer immediately if Customer (1) uses any Product outside the scope of the rights expressly conferred to Customer on Exhibit A and Section 3 (Rights Accompanying Purchase of Product for Customer Use) of this Agreement, (2) fails to pay invoices in full when due, (3) breaches any provision of Section 5 (Limitations on Use), or (4) breaches any Customer representation or warranty made hereunder.

18.       Survival of Obligations.  All provisions of this Agreement that by their nature should survive termination or expiration of the Agreement shall survive termination or expiration, including without limitation, Sections 1 (Definitions), 2.a.ii (Scope), 3.a, 3.c and 3.d (Rights Accompanying Purchase of Product for Customer Use), 5 (Limitations on Use), 7(e)(i) (Existing Purchase Order), 8 (Invoices, Payments, Taxes), 11.a (Product Label, 11.b (Regulatory Approval), 12 (Limitation on Liability), 13 (Product Warranty Disclaimer), 14 (Confidentiality), 15 (Indemnification, Insurance), 16 (Warranty for Product), 17.a (Term), 17.b (Cancellation of Orders), 18 (Survival of Obligations), 19 (Governing Law), and 20 (Miscellaneous), Exhibit A (to the extent applicable to use of Products already purchased under Agreement), and all payment obligations incurred hereunder, representations and warranties, and disclaimers of representation and warranties.  Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

19.       Governing Law.  This Agreement and performance by the Parties hereunder shall be construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws.

20.       Miscellaneous.

a.              General Representations and Warranties.  Customer represents and warrants and covenants that (i) it owns, rents or leases the Facilities; (ii) it has the right and authority to enter into this Agreement; (iii) it has all rights and licenses necessary to purchase and use the Products for Customer Use; (iv) as of the Effective Date, and after due and sufficient inquiry undertaken by individual(s) qualified to make the inquiry, Customer believes that it does not require a license to any Illumina Application Specific IP in order to use the Products for Customer Use and (v) the person(s) signing this Agreement on its behalf has the right and authority to bind Customer to the terms and conditions of this Agreement.  Illumina represents and warrants and covenants that (x) it has the right and authority to enter into this Agreement; (y) it has all rights and licenses necessary to enter into and perform it obligations under this Agreement, and to grant the rights and licenses granted hereunder; and (z) the person(s) signing this Agreement on its behalf has the right and authority to bind Illumina to the terms and conditions of this Agreement.

b.              Illumina Affiliates.  Customer agrees that Illumina may delegate its performance under this Agreement to one or more of its Affiliates, provided that Illumina remains ultimately responsible for performance of the obligations under this Agreement.  Illumina invoices and other documentation may come from an Illumina Affiliate and Customer shall honor those just as if they came directly from Illumina.

c.               Legal Compliance.  Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with all applicable laws, regulations, or governmental orders.

d.              Documentation.  Customer agrees that it shall use the Documentation in accordance with the restrictions set forth therein (e.g., restrictions against altering, modifying or copying, or removing the Documentation from Customer’s Facility(ies)), and further agrees that it will use Products in accordance with the Product Documentation.  Notwithstanding the foregoing or anything set forth in the Documentation, Customer may make a reasonable number of copies of the Documentation for use only by Customer at its Facilities to support its authorized use of the Products.  Permitted copies of the Documentation shall include Illumina’s copyright and other proprietary notices.

e.               Severability; No Waiver.  If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.  The failure of either Party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.

f.                Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law or otherwise (including by way of reverse triangular merger or other merger), without the prior written consent of the other Party; provided, however, that no consent shall be required for any assignment in connection with any merger, acquisition or the sale of all or substantially all of the stock or assets of the assigning party to a party that agrees in writing to be bound by the terms and conditions of this Agreement.  Illumina may assign all or part of the right to payments hereunder.  Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

g.              Export.  Customer agrees that the Products, or any related technology provided under this Agreement may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the regulations and laws of another country).  Without limiting the other restrictions set forth herein, Customer agrees not to export or re-export the Products, or any related technology into any country in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

h.              Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed received when (i) delivered personally; (ii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 days for international mail); or (iii) 1 day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, 2 days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt.  All notices shall be sent to the following or any other address designated by a party using the procedures set forth in this Sub-Section:

If to Illumina: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: Sr. VP. Corporate Development With a copy to: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel	If to Customer Natera, Inc. 201 Industrial Rd. San Carlos, CA 94070 Attn: CEO With a copy to: Natera, Inc. 201 Industrial Rd. San Carlos, CA 94070 Attn: General Counsel

i.                 Force Majeure.  Except for payment of amounts due, neither Party shall be responsible for any failure to perform or delay in the performance of this Agreement attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Illumina’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or the other Party’s fault or negligence, each of which is an “Event of Force Majeure.”  In the event of any such delay the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay, subject to Customer’s right to terminate the Agreement set forth in Section 17(c)(iv) (Supply Failure),

j.                 Entire Agreement; Amendment; Waiver.  This Agreement, including all Exhibits, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties.  No amendment to this Agreement will be effective unless in writing and signed by both Parties.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.  Customer agrees that, from and after the Effective Date, (i) actual knowledge by Illumina, Illumina’s Affiliates, or their respective directors, officers, employees, or agents that Customer is using Product supplied under this Agreement in any manner or for any purpose outside the scope of the rights expressly granted to Customer as set forth in Exhibit A and Section 3 (Rights Accompanying Purchase of Product for Customer Use) does not (A) waive or otherwise limit any rights that Illumina, or Illumina’s Affiliates, may have as a result of such use of the Product, including without limitation, any rights or remedies available under the terms and conditions of this Agreement, and any rights or remedies available at law or in equity, (B) grant Customer a license to any intellectual property owned or controlled by Illumina or Illumina’s Affiliates whether by implication, estoppel, or otherwise with respect to such use of the Product, and (ii) any trade usage, and any course of performance or course of dealing between Illumina and Customer, will not be used to interpret the terms and conditions of this Agreement, including without limitation, the scope of the rights for Product supplied under this Agreement conferred under Exhibit A and Section 3 (Rights Accompanying Purchase) .

k.              Relationship of the Parties; No Third Party Beneficiaries.  The Parties are independent contractors under this Agreement and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, as granting either Party the authority to bind or contract any obligation in the name of the other Party, or to make any statements, representations, warranties or commitments on behalf of the other Party.

l.                 Publicity; Use of Names or Trademarks.  Each Party shall obtain the prior written consent of the other Party (which may be granted or denied in such party’s sole discretion) on all press releases or other public announcements relating to this Agreement, including its existence or its terms, except to the extent the press release or public announcement includes public information.  The Parties agree to work together diligently and in good faith to issue, no later than fourteen (14) days after the Effective Date, a press release substantially in the form attached as Exhibit G announcing that they entered into an agreement for Illumina to supply Customer with consumables and equipment for Customer to use to perform NIPT and other tests within Customer Use and will make good faith efforts to arrive at mutually acceptable text for such press release.  Notwithstanding any of the foregoing, if required by law, including without limitation by the U.S. Securities and Exchange Commission or any stock exchange or Nasdaq, then a Party may issue a press release or other public announcement regarding this Agreement, provided that the other Party has received prior written notice of such intended press release or public announcement and an opportunity to seek confidential treatment and/or a protective order if practicable under the circumstances, and the Party subject to the requirement cooperates with the other Party to limit the disclosure and includes in such press release or public announcement only such information relating to this Agreement as is required by such law.  Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party, except as permitted under this Agreement.

m.          Headings; Interpretation; Miscellaneous.  Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.  This Agreement has been negotiated in the English language.  Any translation is for convenience only.  Only the English language version shall control.  Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders.  As used in this Agreement except as the context may otherwise require, “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously.  Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States, and any reference to “calendar month” shall be to one of the 12 months of the year and not a 30 day period, and any reference to “calendar quarter” shall mean the first 3 calendar months of any year, the 4-6th calendar months of any year, the 7-9th calendar months of any year, and the last 3 calendar months of any year.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm Pacific Time on the immediately following business day to exercise such privilege or to discharge such duty.  It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to interpret or alter the terms of this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  Illumina is constantly innovating and developing new products or new versions of products.  If specific products are listed in this Agreement, Illumina is not guaranteeing that the specific products will be manufactured or available throughout the Term.

n.              Counterparts.  This Agreement may be executed in one or more counterparts, and each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument.

o.              Customer Agreements.  Customer is not an authorized dealer, representative, reseller, or distributor of any of Illumina’s, or its Affiliates’, products or services.  Customer agrees, represents and warrants that it (i) is not purchasing any Product on behalf of a third party, (ii) is not purchasing any Product in order to resell or distribute the Product to a third party, (iii) is not purchasing any Product in order to export the Product from the country in which Illumina shipped the Product pursuant to the ship-to address designated by Customer at the time of ordering, and (iv) will not export the Product out of the country of the ship-to address designated by Customer at the time of ordering.

IN WITNESS WHEREOF, the Parties hereto acknowledge and agree to the terms and conditions of this Agreement and have caused this Agreement to be executed by their respective duly authorized representatives.

Customer:		Illumina:

By:	/s/ Matthew Rabinowitz	By:	/s/ Nicholas Naclerio

Name:	Matthew Rabinowitz	Name:	Nicholas Naclerio

Title:	CEO	Title:	SVP Corporate & Venture Development

Date:	August 16, 2013	Date:	August 15, 2013

ATTACHMENT A

ILLUMINA SERVICE REPRESENTATIVES
ACKNOWLEDGEMENT AND AGREEMENT OF CONFIDENTIALITY TERMS AND CONDITIONS
PERTAINING TO ON-SITE SUPPORT AND SERVICE AT NATERA, INC. (“Natera”)

1.                                      Illumina has authorized and Natera has permitted you to be on-site at Natera’s laboratory facility to provide technical support for and/or technical services with respect to Illumina equipment located at that facility.

2.                                      Article 14, attached, are the terms and conditions regarding confidential or proprietary information that may be disclosed between Illumina and Natera.  These terms, particularly subsection (f), are applicable to you (as a “Service Representative”) with respect to information that is disclosed to you when you are on-site at Natera as a representative of Illumina.  If at any time you have any questions about these terms, then please discuss with your supervisor.

3.                                      While on-site at Natera, you may receive information disclosures directly, such as information that Natera tells you in a conversation, through a document, or through servicing an instrument, and information also may be disclosed to you indirectly, such as if you see something while walking through the Natera facility or overhear a conversation while you are on-site at Natera.  You should not accept disclosure of confidential or proprietary information unless you require that information to perform the authorized technical support or technical services.  If you are told, given or are otherwise exposed to information that you do not require in order to perform the authorized technical support or technical services, then take appropriate action to immediately stop the disclosure.  Appropriate action may be asking that you not be told certain information, returning documents that you do not require, or walking away from an area where disclosures are occurring.  If you have any concerns regarding appropriate action, then please discuss with your contact at Natera and your supervisor.

4.                                      Despite the foregoing, if you receive confidential or proprietary information of Natera that you do not require, then you may tell your supervisor that there has been a disclosure, the general nature of the disclosure (without revealing the confidential or proprietary information disclosed), and the circumstances under which the disclosure occurred and discuss ways to prevent similar disclosures in the future.  However, do not disclose the actual confidential or proprietary information of Natera to your supervisor or any other person at Illumina, unless an authorized Illumina attorney (or outside counsel retained by Illumina) instructs you to disclose the actual confidential or proprietary information for the purpose of Illumina enforcing its rights under the Agreement.  Notwithstanding anything to the contrary, nothing in the Agreement or this Acknowledgement and Agreement Regarding Confidential Information prevents or restricts you from (1) disclosing to Illumina information that relates to the Products supplied under this Agreement or Illumina Intellectual Property Rights or (2) disclosing confidential or proprietary information to an authorized Illumina attorney (or outside counsel retained by Illumina) for the purpose of Illumina enforcing its rights under the Agreement, if the Service Representative is instructed by an authorized Illumina attorney (or outside counsel retained by Illumina) to disclose the confidential or proprietary information.

5.                                      You are not authorized to disclose to Natera any Illumina confidential or proprietary information.  If you believe that such disclosure is necessary in order to provide technical support and technical services for Natera, or if you have any question as to whether information is confidential or proprietary to Illumina, then please inform your supervisor.

6.                                      By signature below, you are acknowledging that you read and understand, and agree to abide by, the terms and conditions regarding confidential and proprietary information of Natera that may be disclosed to you while you are on-site at Natera performing technical support for and/or technical services to the Illumina equipment located at the Natera facility.

7.                                      By signature below, you acknowledge and agree that you are not authorized to disclose to Natera any confidential or proprietary information of Illumina, nor are you authorized to disclose to Illumina any confidential or proprietary information of Natera, except as expressly permitted herein.

Read, Understood, and Agreed to:
	Signature	Date

Name:

Title:

Confidentiality Terms in Natera-Illumina Supply Agreement (August 16, 2013, as amended)

14.                               Confidentiality

a.        Confidential Information.  The Parties acknowledge that a Party (the “Recipient Party”) may have access to confidential or proprietary information (“Confidential Information”) of the other Party (the “Disclosing Party”) under or in connection with this Agreement.  In order to be protected as Confidential Information, information must be disclosed with a confidential or other similar proprietary legend and in the case of orally or visually disclosed Confidential Information that pertains to a Disclosing Party’s Intellectual Property Rights (including trade secrets),the Disclosing Party shall notify the Recipient Party of its confidential nature at the time of disclosure and provide a written summary that is marked with a confidential or other similar proprietary legend to the Recipient Party within 30 days (email acceptable).  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the content of all conversations and correspondence (including emails) relating to the negotiation of this Agreement shall be deemed the Confidential Information of the providing Party.  Confidential Information may include, but shall not be limited to, inventions, designs, formulas, algorithms, trade secrets, know-how, customer lists, cost and pricing information, business and marketing plans, and other business, regulatory, manufacturing and financial information.  This Agreement, including its terms and conditions is Confidential Information of both Parties.  During the Term of this Agreement or for a period of [*] after the date of each disclosure, whichever is longer, the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information of similar nature or importance, but no less than reasonable care.  The Recipient Party shall disclose the Confidential Information of the Disclosing Party solely on a need to know basis to its employees, contractors, officers, directors, representatives, and Affiliates under written nondisclosure and restricted use terms consistent with this Agreement or under professional ethics rules to which certain professionals (including attorneys) are bound.  The Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement.  The Confidential Information shall at all times remains the property of the Disclosing Party.  The Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party.  Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

b.        Exceptions.  Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following: (i) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (ii) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (iii) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (iv) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on any Confidential Information of the Disclosing Party; or (v) information that the Recipient Party receives from a third party where Recipient Party reasonably believes such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.

c.         Disclosures Required by Law.  The Recipient Party may disclose Confidential Information of the Disclosing Party as required by court order, operation of law, or government regulation (including the Sunshine Act), including in connection with submissions to regulatory authorities; provided that, the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in order to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

d.              Injunctive Relief.  Each Party acknowledges that any use or disclosure of the other party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party.  Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at law or in equity, to seek injunctive relief against the breach or threatened breach of any obligations under this Section.

e.         Disclosure of Agreement.  Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  In the event either Party desires to provide a copy of this Agreement, or otherwise disclose its terms, on a confidential basis in connection with any financing transaction or due diligence inquiry, then it may do so on a confidential basis under written terms and conditions no less stringent than set forth herein.  In addition, each Party may disclose this Agreement and the terms hereof in connection with any legal action related hereto, including any enforcement hereof.

f.          Service Representatives.  A “Service Representative” is an individual who is authorized by Illumina and approved by Customer to be on-site at Customer’s Facility (as defined in Agreement) to provide technical support and/or technical services with respect to Illumina equipment located at that Facility.

(i) In the event a Service Representative receives, views, hears or is otherwise exposed to confidential or proprietary information of Customer when the Service Representative is on-site at Customer Facility to provide technical support and/or technical service, and such information is not tangibly identified and marked as Confidential Information in accordance with Section 14(a) of the Agreement, including if disclosed orally or visually, Illumina and the Service Representative shall nevertheless be obligated to treat the confidential or proprietary information as if it were Confidential Information under the Agreement.

(ii) Prior to commencing work on-site at Customer’s Facility (except to the extent Customer has permitted that Service Representative to commence work on-site prior to executing that Acknowledgement and Agreement), each Service Representative shall execute the Acknowledgement and Agreement Regarding Confidential Information that is set forth hereto as Attachment A, and shall provide a copy of the executed document to Customer.  As more completely stated in Attachment A, the Acknowledgement and Agreement documents that the Service Representative has read, understands, and agrees to be bound by these terms and conditions regarding confidential or proprietary information, including Confidential Information, that may be disclosed (in writing, orally, visually) to the Service Representative or that the Service Representative may be exposed to while on-site at Customer’s Facility providing technical support and/or technical services, unless instructed otherwise by an authorized Illumina attorney (or outside counsel retained by Illumina) for the purpose of Illumina enforcing its rights under the Agreement.  Notwithstanding anything to the contrary, nothing in this Agreement or the Acknowledgement and Agreement Regarding Confidential Information prevents or restricts a Service Representative from (1) disclosing to Illumina information that relates to Products or Illumina Intellectual Property Rights or (2) disclosing confidential or proprietary information to an authorized Illumina attorney (or outside counsel retained by Illumina) for the purpose of Illumina enforcing its rights under the Agreement, if the Service Representative is instructed by an authorized Illumina attorney (or outside counsel retained by Illumina) to disclose the confidential or proprietary information.

(iii) Notwithstanding the foregoing, Customer agrees that it shall take commercially reasonable steps to prevent the disclosure (in writing, orally, visually) to Service Representatives, and prevent their access to, confidential or proprietary information except to the extent such disclosure or access is required for that Service Representative to perform technical support and/or technical services.  Without limitation, commercially reasonably steps include Customer instructing its employees, contractors and agents who will come in contact with Service Representatives of the terms and conditions of this Article 14.

Exhibit A - Customer Use Rights and Related Obligations

Part 1— NIPT USE

1.                                      “NIPT Use” means the detection or determination of (1) Fetal Chromosomal Abnormalities and/or (2) fetal gender, in each case of (1) and (2), by sequencing nucleic acids present in the cell-free fraction of maternal blood or maternal blood components and analyzing the data generated from such sequencing, subject to the Exclusions from Customer Use (defined in Section 1 of the main body of this Agreement, Customer Use).

“Fetal Chromosomal Abnormalities” means (1) numerical anomalies including (a) abnormal numbers of autosomes (including but not limited to trisomy 21, trisomy 13, and trisomy 18) and (b) abnormal numbers of sex (X and/or Y) chromosomes (including but not limited to Turner Syndrome and Klinefelter’s syndrome) and (2) structural anomalies having a length greater than [*] kilobases, including but not limited to chromosomal deletions, insertions, duplications, translocations, and inversions (including but not limited to chromosome 5q deletion syndrome.
 “LDT” means a laboratory developed test performed in a CLIA Laboratory.
 “CLIA Laboratory” means a laboratory in the United States meeting all applicable requirements of the Clinical Laboratory Improvement Amendments.

2.                                      NIPT Use Rights — Subject to the terms and conditions and requirements of this Agreement, Customer’s purchase of TG Consumables and Temporary Consumables under this Agreement confers upon Customer the non-exclusive, non—transferable (except as set forth in Section 20(f) of the Agreement), personal, non-sublicensable right solely under Core IP (and no Application Specific IP) to use those Consumables with Illumina Hardware and Software for NIPT Use, such Consumables and Illumina Hardware and Software to be used in the Country, including without limitation the requirements that (i) when Customer uses Consumables for NIPT Use, Customer only uses TG Consumables and Temporary Consumables, and (ii) Customer uses such Consumables, Illumina Hardware and Software for NIPT Use only with each other and only in Customer’s Facilities.  The Parties agree that the preceding sentence is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction and that Illumina reserves all rights to enforce its patent rights against unauthorized use.

3.                                      Exclusivity; TG Consumables and Temporary Consumables.

a.                                      Exclusivity.  In exchange for the discounts on Consumables and Illumina Hardware offered Customer under this Agreement, Customer will use only Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses performed by Customer during the Term.  If Customer, at its discretion, chooses to not use such Products exclusively for all such NIPT Uses (which choice, for clarity, shall not be deemed a breach of this Agreement), then (i) Customer will not be entitled to the discounts for Products (for any Customer Use) set forth on Exhibit B and (ii) if at any time during the period beginning on the First Amendment Date and ending on the date of the [*] anniversary of the First Amendment Date Customer does not use only Illumina TG Consumables and Temporary Consumables and Illumina Hardware exclusively for all tests for NIPT Use performed by Customer during such period, then Customer shall refund to Illumina an amount equal to [*]% of the Base Price of all Consumables for which Customer received a [*] % discount, wherein such refund is payable on the first date that it is not exclusively using Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses and is due within [*] business days after Customer’s notice as provided in the next sentence.  Customer will notify Illumina in writing within [*] days of the first date that it is not exclusively using Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses and, after such written notice, Customer will not be entitled to the discounts for Products that may be purchased under this Agreement for any Customer Use.  In addition, if Customer gives such notice of non-exclusivity during the [*] period that begins on the Effective Date, then Customer will promptly refund to Illumina the discount it received on any Illumina Hardware purchased during such period.  If Customer has not notified Illumina that it is using Illumina Products non-exclusively for NIPT Uses, then Illumina may request from time to time that an authorized officer of Customer provide Illumina with written certification that Customer is, and has been since the Effective Date or the last such certification, exclusively using Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses, and Customer will provide such certification.  Illumina will waive the requirement for exclusivity in Paragraph 3(a), and will supply in accordance with the discounts offered on Exhibit B, in the event of, and only during the period of, a Supply Failure that pertains to Product for NIPT Use.  Notwithstanding the foregoing, development by Customer of assays or tests for NIPT Uses (but provided that Customer is not marketing or commercializing such assays or tests) on non-Illumina sequencing platforms will not, without more, result in loss of the discounts on Exhibit B.

b.                                      TG Consumables for Clinical Use.  During the Term, when Customer uses Consumables for NIPT Use or Additional Clinical Use, Customer will use only TG Consumables and Temporary Consumables for NIPT Use and Additional Clinical Use, and will not use Non-TG Consumables (other than Temporary Consumables) for NIPT Use or for Additional Clinical Use.

c.                                       Temporary Consumables.  This provision only applies to Non-TG Consumables purchased under this Agreement that Illumina has given Customer the right to, and Customer intends to, use for Clinical Use, and for which a TG version of such Consumable is not available (including, without limitation, in the event of a Supply Failure) for supply to Customer from Illumina as of the Effective Date (“Temporary Consumable(s)”).  In the event Illumina makes commercially available during the Term a TG version of a Temporary Consumable (“TG Version”) with pricing that is substantially similar to the percentage difference in pricing between TG Consumables and Non-TG Consumables offered under this Agreement prior to such date, Customer must, within [*] months after the commercial availability of the TG Version, cease using the Temporary Consumable for Clinical Use.  No later than at expiration of the [*] month period, and only with respect to Consumables purchased for Clinical Use, Illumina will supply Customer with only the TG Version of the applicable Consumable under the terms of this Agreement.  The Temporary Consumables shall, solely for the purposes of the Clinical Use rights granted to Customer in this Exhibit A and under Section 3, be considered to be TG Consumables until the expiration of the [*] month period described in the preceding sentence.  For the avoidance of doubt, after expiration of the [*] month period, Customer may use Non-TG Consumables (including former Temporary Consumables) only (i) for Research Use or (ii) if TG Consumables are not available for supply under this Agreement and Illumina provides written consent for use of the Non-TG Consumables for Clinical Use (for clarity, this subpart (ii) is applicable to Temporary Consumables referred to in Sections 10(b) and 10(e) in the main body of the Agreement).  Except as expressly set forth otherwise in writing by Illumina, notification of changes is not provided for Non-TG Consumables.

4.                                      IVD Product.  During the Term, Illumina may make one or more FDA-cleared or FDA-approved IVD products for particular clinical applications within Clinical Use (“IVD Product”) available for purchase by Customer under this Agreement.  If, prior to such time as Illumina makes a particular IVD Product available for purchase under this Agreement, Customer had been using Consumables or a set of Consumables to perform its own LDT for that particular clinical application (“Current Consumables”), then Customer will consider in good faith whether to transition to that Illumina IVD Product within [*] after it is available for purchase by Customer under this Agreement.  For the avoidance of doubt, it is the intent of both Customer and Illumina that the availability of supply under this Agreement of the Current Consumables for use with such Customer LDT shall continue following Illumina’s making available for purchase such IVD Product.  “Clinical Application LDT” means Customer’s own LDT for a particular clinical application (including NIPT) within Clinical Use that Customer was performing with Current Consumables prior to the time Illumina makes an IVD Product available for purchase under this Agreement for that clinical application.  Notwithstanding the foregoing, if, in Customer’s reasonable determination, any such IVD Product does not have substantially equivalent or enhanced clinical, medical or scientific value, utility or performance as a corresponding Clinical Application LDT, and Customer decides that, because of such differences between the IVD Product and the Clinical Application LDT, it will not transition to that IVD Product, then Illumina shall not use that Customer decision as a basis to discontinue sale of the applicable Current Consumables to Customer for use in that Clinical Application LDT.  Notwithstanding the foregoing, if, due to the availability of the IVD Product, Illumina is required (in the reasonable judgment of outside legal counsel for Illumina, who is a specialist in the regulation in the United States of diagnostic products (“Regulatory Counsel”)), following disclosure of any non-privileged (as determined in good faith by Illumina) factual bases for this conclusion to outside regulatory legal counsel for Natera, who is also such a specialist (“Natera Counsel”), or pursuant to a written communication received by Illumina from a competent regulatory agency in the United States (“Regulatory Communication”), which Regulatory Communication has been shared with Natera Counsel) under applicable law, rule or regulation to discontinue supplying such Current Consumables to Customer for use with the Clinical Application LDT, then Illumina may discontinue sale and/or supply of the Current Consumables for use with the Clinical Application LDT.  If Illumina so discontinues supply of such Current Consumables, then Customer shall have a period of at least [*] to wind-down and discontinue ordering the Current Consumables for use with the Clinical Application LOT under this Agreement (unless, in the reasonable judgment of Regulatory Counsel, following disclosure of any non-privileged (as determined in good faith by Illumina) factual bases for this conclusion to Natera Counsel, or pursuant to a Regulatory Communication, which Regulatory Communication has been shared with Natera Counsel, a shorter time period for discontinuing supply or ordering is required by law, rule or regulation, in which case, within that shorter time period).  Illumina’s agreement (subject to the conditions stated herein) to not discontinue sale of applicable Current Consumables for use with the Clinical Application LDT is not a waiver of, and is subject to, any and all other rights under this Agreement of Illumina to discontinue sale and/or supply of Product.  If, in the reasonable judgment of Regulatory Counsel or pursuant to a Regulatory Communication, a shorter time period than the [*] stated above for discontinuing supply or ordering Current Consumables is required by law, rule or regulation, then Customer shall have the right to terminate this Agreement effective on or before the expiration of such shorter time period.  Upon Customer’s request, the Parties will work together in good faith to coordinate Customer’s transition to an IVD Product.  Any information shared by Illumina or its Regulatory Counsel with Natera’s Counsel shall not be shared with Customer except to the extent that it is public information, provided that Natera’s counsel shall be permitted to convey to Natera whether it does or does not agree with Illumina’s conclusion of a required discontinuation of Product sale and/or supply.

5.                                      Purchase Commitments.

a.                                      Quarterly Purchase Minimums.  In each calendar quarter during the Term, Customer will take delivery of TG Consumables and Temporary Consumables (as identified in Exhibit B) that it purchased under the Agreement and that, in the aggregate, total at least [*] after any discounts.  Customer will submit Forecasts that, at minimum, reflect the quarterly purchase minimums.  The quarterly purchase minimums will be waived on a pro-rata basis, corresponding to the length of Supply Failure, by Illumina in any quarter in which there is a Supply Failure.

b.                                      Initial Purchase Order; Final Shipment Purchase Order.  Concurrent with execution of the Agreement, Customer has submitted a binding initial Purchase Order to purchase the Illumina Hardware and Consumables set forth on the Quote, wherein the Quote and initial Purchase Order are in Exhibit E, and a Final Shipment Purchase Order in Exhibit H.

6.                                      NIPT Test Fee.

a.                                      In consideration for the negotiated discounts on Consumables provided in Exhibit B and the use of the Illumina Core IP in the field of NIPT Use, Customer agrees to pay Illumina a fee for each test (on a per patient basis) for NIPT Use performed on or after September 1, 2013 using any Product purchased under this Agreement, a product purchased under the Existing Purchase Order, or Existing Instrument where the result is reported (by Customer or another party) to a patient, doctor, other authorized person or referring laboratory (“NIPT Test Fee”).  For clarity, any test for NIPT Use run on a re-drawn sample during the same pregnancy to fill in missing information shall not be deemed a separate test for purposes of calculating the NIPT Test Fee.  For the avoidance of doubt, no right or license is being granted to utilize Application Specific IP in return for the NIPT Test Fee.  The NIPT Test Fee will apply in accordance with the time period stated above, whenever Customer uses Consumables (purchased during the Term) or product purchased under the Existing Purchase Order, or Illumina Hardware or Existing Instruments to perform any portion of a NIPT or test for NIPT Use, irrespective of whether a third party performs a portion of the NIPT or test on Customer’s behalf and irrespective of whether the Customer has invoiced or received payment for the NIPT.  For the avoidance of doubt, and without limitation, Customer will owe a NWT Test Fee if Customer uses the aforementioned Products and products to sequence, in whole or in part for an NIPT or test for NIPT Use, nucleic acids present in the cell-free fraction of maternal blood or maternal blood components, and then another party analyzes the data generated from such sequencing.  The NIPT Test Fee will be $[*] multiplied by the number of tests for NIPT Use performed (in whole or in part) by Customer in that quarter, except that the NIPT Test Fee for any such test that detects or determines structural anomalies having a length between [*] kilobases and [*] kilobases will be $[*] multiplied by the number of tests that meet that length criteria.  As of the Effective Date, the market for tests for NIPT Use that detect or determine structural anomalies having a length [*] kilobases is relatively undeveloped and, therefore, difficult to value.  Upon Customer’s request to negotiate with Illumina to expand the definition of NIPT Use to include tests that detect or determine structural anomalies having a length [*] kilobases, each Party agrees that it will negotiate with the other reasonably and in good faith to arrive at mutually acceptable terms and conditions, including pricing terms under which the definition of NIPT Use will be appropriately expanded.

b.                                      Customer will calculate the NIPT Test Fee owed to Illumina on a [*] basis, and provide payment of NIPT Test Fees to Illumina no later than [*] after the end of each [*].  Each such quarterly payment shall be accompanied by a written report that states for each [*] of the [*] the number of tests for NIPT Use performed in the Facilities, along with all other information that is needed to calculate the total amount of the NIPT Test Fee payment, including as applicable the type and number of tests for which a $[*] NIPT Test Fee is due.

c.                                       Customer will maintain true and accurate financial books and records relating to NIPTs for which an NIPT Test Fee is due under the Agreement for [*] years, wherein such books and records shall, at minimum, include sufficient information to confirm the information required to be included in quarterly NIPT Test Fee reports, confirm the amount of NIPT Test Fee payable to Illumina under the Agreement, and confirm compliance with the exclusivity provisions in this Exhibit A to the extent Customer is purchasing Products at the discounts provided.  Illumina may appoint an independent auditor (who shall be a certified public accountant reasonably acceptable to Customer) to audit such books and records, for the sole purpose of verifying NIPT Test Fees, information required to be included in quarterly NIPT Test Fee reports, and compliance with exclusivity (if Customer chooses exclusivity to benefit from the discounts provided), [*] during the Term and one time during the [*] period immediately following the Term, during business hours and upon at least [*] prior written notice to Customer.  All books and records examined by the auditor shall be kept strictly confidential by the auditor, and the auditor may provide only the results of its findings to Illumina, which in the event of a discrepancy in compliance will be supported by a copy of applicable records, with a copy to Customer.  Customer may require that the auditor sign Customer’s form nondisclosure agreement prior to granting access to any books and records.  If the auditor determines Customer has underpaid any amount due and payable to Illumina, then, provided that Customer does not dispute such determination in good faith, Customer will pay Illumina the difference between the amount due and payable and the amount actually paid, within [*] of invoice.  If Customer disputes the determination, then it will within the [*] period provide Illumina written notice of the basis for its dispute and the Parties will in good faith undertake resolution of the dispute.  In addition to all other remedies available to Illumina under this Agreement and at law and in equity, Customer shall be responsible for paying for, or reimbursing Illumina for, the costs of any audit (or, in the event Customer disputes the determination reached for a portion of the audit, then for the costs of any undisputed portion of any audit) that results in a final determination of an underpayment of NIPT Test Fees of [*] or more during any [*] period that was included in the audit or that results in a final determination that Customer’s purchase of Product was not in compliance with the exclusivity purchased Product using discounts when it was not in compliance with the exclusivity provisions required for discounts.

Exhibit A (continued) - Customer Use Rights and Related Obligations

Part 2 — Additional Clinical Use

1.                                      “Additional Clinical Use” means use for the following testing on human samples: (1) non-invasive prenatal paternity testing, (2) genetic mutation screening of parental samples that do not include any fetal material, (3) pre-implantation genetic testing of embryos and (4) products of conception testing, and excludes all NIPT Uses.  Additional Clinical Use is a Clinical Use.  If reasonable minds could differ with respect to whether a particular use is within NIPT Use or is within Additional Clinical Use, then that use will be considered to be within NIPT Use under this Agreement.

2.                                      Additional Clinical Use Rights - Subject to the terms and conditions and requirements of this Agreement, Customer’s purchase of TG Consumables and Temporary Consumables under this Agreement confers upon Customer the non-exclusive, non-transferable (except as provided in Section 20(f) of the Agreement), personal, non-sublicensable right solely under Core IP (and no Application Specific IP) to use such Consumables with Illumina Hardware and Software for Additional Clinical Use in the Country, including without limitation the requirements that (i) when Customer uses Consumables for Additional Clinical Use, Customer only uses TG Consumables and Temporary Consumables, and (ii) Customer uses such Consumables, Illumina Hardware and Software for Additional Clinical Use only with each other and only in Customer’s Facilities.  The Parties agree that the preceding sentence is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction and that Illumina reserves all rights to enforce its patent rights against unauthorized use.

3.                                      For the avoidance of doubt, (a) Paragraph 3 (Exclusivity; TG Consumables and Temporary Consumables) and Paragraph 5 (Purchase Commitments) on Exhibit A, Part 1, are applicable to Products for Additional Clinical Use and (b) use of Products for Additional Clinical Use does not require payment of a per test fee under this Agreement.

Exhibit A (continued) — Customer Use Rights and Related Obligations

Part 3 — Research Use

1.              “Research Use” means use for (i) internal research, and (ii) to perform research services provided to third-parties, subject to the Exclusions from Customer Use.  Research Use includes performance of clinical trials in cases where the data generated from use of the Products is not used for a treatment decision.

2.              Research Use Rights - Subject to the terms and conditions and restrictions of this Agreement, Customer’s purchase of Products under this Agreement confers upon Customer the non-exclusive, non-transferable (except as provided in Section 20(f) of the Agreement), personal, non-sublicensable right solely under Core IP (and no Application Specific IP) to use Products for Research Use in the Country, including without limitation the requirements that Customer use Consumables, Illumina Hardware and Software for Research Use only with each other and such Consumables and Illumina Hardware and Software to be used only in Customer’s Facilities.  The Parties agree that the preceding sentence is designed to and does alter the effect of the exhaustion of patent rights that would otherwise result if the sale was made without restriction and that Illumina reserves all rights to enforce its patent rights against unauthorized use.

Exhibit B — Illumina Hardware and Consumables

Illumina Hardware (Equipment)

Only the Illumina Hardware listed on this Exhibit B is subject to purchase under this Agreement.

Part Number	Description	Base Price
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Illumina Hardware Purchase Price — Subject to exclusivity terms stated in Exhibit A, Part 1, Paragraph 3(a), the purchase prices for Illumina Hardware listed in the Table above are subject to a [*] discount.  Accordingly, if the [*] discount is applicable, then the purchase price for a unit of Illumina Hardware listed above is calculated by multiplying the base price by [*].

Prior to the First Amendment Date, Customer submitted a purchase order for a [*] Sequencing System.  The Parties agree that the [*] Sequencing System purchased prior to the First Amendment Date will be deemed to be “Existing Instrument” under the Agreement on and after the First Amendment Date.

Exhibit B (continued) — Illumina Hardware and Consumables

Consumables

Only the Consumables listed on this Exhibit B are subject to purchase under this Agreement.

TG Consumables

Part Number	Description	Base Price
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Non-TG Consumables

Part Number	Description	Base Price
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Consumable Volume Discount: Based on Consumable Spend

	TG Consumables	Non-TG Consumables
Consumable Spend	Discount off of Base Price	Discount off of Base Price
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Consumables Purchase Price

(A) Beginning on the Effective Date and ending on the First Amendment Date, the purchase price for Consumables ordered on Purchase Orders submitted in accordance with this Agreement during this period is equal to the base price for Consumables listed in this Exhibit and, in all cases (including (1), (2), (3) and (4) herein) subject to exclusivity terms stated in

Exhibit A, Part 1, Paragraph 3(a), less the discount in the table above corresponding to the applicable Consumable Spend, provided that:

(1) for Consumable Spend that is $[*] and above during such period, the maximum discount for TG Consumables is [*],

(2) subject to part (3) herein, but otherwise notwithstanding anything in this Agreement to the contrary, during such period Customer is entitled to purchase Consumables in accordance with this Agreement at the base price in this Exhibit, less (i) for TG Consumables, the discount that is the greater of [*] or the TG Consumables discount in the table above corresponding to Customer’s actual Consumable Spend and (ii) for non-TG Consumables, the discount that is the greater of [*] or the Non-TG Consumables discount in the table above corresponding to Customer’s actual Consumable Spend, and

(3) for Purchase Order numbers 103340 and 103341, dated August 1, 2014, and Purchase Order numbers 103557 and 103558, dated September 1, 2014, and attached hereto as Schedule 2, Illumina has agreed to a [*] discount off of the base price, but only for the Products and quantities set forth on those two Purchase Orders as of August 1, 2014, and two Purchase Orders as of September 1, 2014; and

(4) for Purchase Order number 103342, dated August 1, 2014, and Purchase Order number 103559, dated September 1, 2014, and also attached hereto as Schedule 2, Illumina has agreed to a [*] discount off of the base price, but only for the Products and quantities set forth on those that Purchase Order as of August 1, 2014, and that Purchase Order as of September 1, 2014.

(B) Beginning on the day after the First Amendment Date and ending on September 30, 2014 (end of Q3’14), the purchase price for Consumables ordered on Purchase Orders submitted in accordance with this Agreement during this period is equal to the base price for Consumables listed in this Exhibit and, in all cases (including in all cases (i) and (ii) herein) subject to exclusivity terms stated in Exhibit A, Part 1, Paragraph 3(a), less the discount in the table above corresponding to the applicable Consumable Spend, provided that, notwithstanding anything in this Agreement to the contrary, during such period Customer is entitled to purchase Consumables in accordance with this Agreement at the base price in this Exhibit, less (i) for TG Consumables, the discount that is the greater of [*] or the TG Consumables discount in the table above corresponding to Customer’s actual Consumable Spend and (ii) for non-TG Consumables, the discount that is the greater of [*] or the Non-TG Consumables discount in the table above corresponding to Customer’s actual Consumable Spend.

(C) Beginning on October 1, 2014 (start of Q4’14) and ending on expiration or termination of this Agreement, the purchase price for Consumables ordered on Purchase Orders submitted in accordance with this Agreement during this period is equal to the base price for Consumables listed in this Exhibit and, in all cases subject to exclusivity terms stated in Exhibit A, Part 1, Paragraph 3(a), less the discount in the table above corresponding to the applicable Consumable Spend.

“Consumable Spend” for Purchase Orders submitted prior to the First Amendment Date equals (1) the total amount (minus freight, taxes, and any product credits or offsets) Illumina has invoiced Customer for shipments of all Illumina products (which includes services) to Customer during the 12 calendar months that ended prior to the date a Purchase Order is due under the Agreement, which includes Products purchased under this Agreement and Illumina products (which includes services) purchased from Illumina outside of this Agreement, including Illumina’s array products, plus (2) the total amount of NIPT Test Fees received by Illumina from Customer during the 12 calendar months that ended prior to the date a Purchase Order is due under the Agreement.

“Consumable Spend” for Purchase Orders submitted after the First Amendment Date and thereafter until expiration or termination of the Agreement, is determined quarterly at the first day of each calendar quarter (i.e., January 1, April 1, July 1, October 1), and equals (1) the total amount (minus freight, taxes, and any product credits or offsets) Illumina has invoiced Customer for shipments of all Illumina products (which includes services) delivered to Customer during the 12 calendar month period that immediately precedes such first day of a calendar quarter under this Agreement, which includes Products purchased under this Agreement and Illumina products (which includes services) purchased from Illumina outside of this Agreement, including Illumina’s array products, plus (2) the total amount of NIPT Test Fees received by Illumina from Customer during the same 12 calendar month period.

Notwithstanding the foregoing, the only consumable products that can be purchased at the discounts listed in his Exhibit are the Consumables purchasable under this Agreement.

By way of example, the purchase price for Consumables purchased on Purchase Orders submitted in accordance with this Agreement during the first calendar quarter of 2015 (the period January 1, 2015 through March 31, 2015) is equal to the base price for Consumables listed in this Exhibit and, subject to exclusivity terms stated in Exhibit A, Part 1, Paragraph 3(a), less the discount in the table above corresponding to the Consumable Spend amount calculated by adding (1) the total amount (minus freight, taxes, and any product credits or offsets) Illumina invoiced Customer for shipments of all Illumina products delivered to Customer during the period January 1, 2014 through December 31, 2014 and (2) the total amount of NIPT Test Fees received by Illumina from Customer during the same period of January 1, 2014 through December 31, 2014.

Attached as Schedule 1 hereto is a certification that Customer is, and has been since the Effective Date up to the later of the date of Customer’s signature on the certification or the First Amendment Date, exclusively using Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses other than as permitted by the last sentence of Exhibit A, Part 1, Section 3(a).

Schedule 1

Certification Regarding Exclusivity

The undersigned certifies that he/she is an officer of Natera and is authorized to, and hereby does, certify that from the Effective Date of the Agreement to the First Amendment Date, Natera has exclusively used Illumina TG Consumables and Temporary Consumables and Illumina Hardware for all NIPT Uses performed by Natera since the Effective Date other than as permitted by the last sentence of Exhibit A, Part 1, Section 3(a).

/s/ Matthew Rabinowitz
Name: Matthew Rabinowitz

Title:	CEO

Date:	09/17/2014

Schedule 2

Purchase Orders 103340, 103341, and 103342 dated August 1, 2014 and Purchase Orders 103557, 103558, and 103559 dated September 1, 2014 follow.

Exhibit C
Form of Forecast
Example Only

Forecast Due Date is 1st day of each calendar month.

4th month of each Forecast is the Binding Consumables Month. It may vary +/-25% from what was previously forecasted for the calendar month.

PO for each Binding Consumables is due on each Forecast Due Date. In this example, PO is due February 1st

First Fore Provided Effective D	Month # of the Forecast	1	2	3	4			7		9			
	Calendar Month of the Year	January	February	March	April	M	une	J	ugust	September			
	Forecasted quantities of a given TG Convertible				100	10	100	100	100	100			
2nd Forecast Due Feb 1st	Month # of the Forecast		1	2	3	4	5	6	7	8	9		
	Calendar Month of the Year		February	March	April	May	June	July	August	September	October		
	Max allowed variance from same calendar month in prior Forecast					+/-25%	-	-	-	-	-		
	Possible range of quantities allowed.					75-125	**	**	**	**	**		
3rd Forecast Due Mar 1st	Month # of the Forecast			1	2	3	4	5	6	7	8	9	
	Calendar Month of the Year			March	April	May	June	July	August	September	October	November	
	Max allowed variance from same calendar month in prior Forecast						+/-25%	-	-	-	-	-	
	Possible range of quantities allowed.						*	*	*	**	**	**	
4th Forecast Due April 1st	Month # of the Forecast				1	2	3	4	5	6	7	8	9
	Calendar Month of the Year				April	May	June	July	August	September	October	November	December
	Max allowed variance from same calendar month in prior Forecast							+/-25%	-	-	-	-	-
	Possible range of quantities allowed.							*	*	*	**	**	**

DETAILS

This example assumes the Agreement was executed during the month of December of the prior year.

Fourth calendar month of each Forecast is binding, but can vary by +/-25% from what was previously forecasted for that month.

PO for this Binding Consumable Month is due on each Forecast Due Date

* Number depends on what was forecasted in that calendar month in the previous forecast.

** Months 5-9 of each Forecast can be determined by Customer as appropriate.

31

Exhibit D

First Forecast

		1	2	3	4	5	6	7	8	9
Part Number	Description	Sep’13	Oct’13	Nov’13	Dec’13	Jan’14	Feb’14	Mar’14	Apr’14	May’14
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Exhibit E
Quote and Initial Purchase Order

Exhibit E - Quote

QUOTATION FOR SUPPLY OF GENETIC ANALYSIS PRODUCTS

Prepared by:
Illumina, Inc.
5200 Illumina Way
San Diego, CA 92122, USA
Hereinafter referred to as “Illumina”

Prepared for:
Natera
Hereinafter referred to as “Natera” or “Customer”

Quotation Number:	20130806SK101

Quotation Date:	August 6, 2013

Expiration Date:	September 30, 2014

Prepared By:	Shervin Kamkar

Phone Number:	415-405-6074

Email:	skamkar@illumina.com

FOR SMOOTH PROCESSING OF YOUR ORDER, ILLUMINA ASKS THAT YOU PLEASE REFERENCE THE ABOVE QUOTATION NUMBER ON ANY PURCHASE ORDER SUBMITTED AGAINST THIS QUOTATION.

Quote Template Standing Quote AMR 04JUNE13 Pub No. 062410	Proposal # 20130806SK1D1

I. CUSTOMER INFORMATION

Company or Institution Name:	Natera
Address:	To be determined on Purchase Order
Contact Name:	To be determined on Purchase Order

II. PRODUCT & PRICING INFORMATION

Customer receives the discounts specified in table herein (excludes promotionally priced consumables, software, hardware or new instrument purchases). For the discount to apply, Customer must agree to the following:

·                  This Master Quote, which can be used for multiple purchases, will only be valid until 5:00 pm on September 30, 2014.
·                  All Customer Purchase Orders received by Illumina that include this discounted pricing must be in USD and reference this quotation.
·                  All discounts will be applied to Illumina’s then current list price. Illumina reserves the right to offer lower or higher discounts for future products.
·                  The pricing and terms of this offer are kept confidential except as needed to execute the purchase.
·                  Discount applies only to the products specified in table herein.
·                  Customer shall remain responsible for all shipping and freight charges for the products ordered hereto. Goods shall be delivered FOB DESTINATION PRE-PAID BY ILLUMINA AND CHARGED BACK TO CUSTOMER. Customer understands that estimated shipping and freight charges listed on this quotation may differ from actual charges. Customer agrees to pay for all actual shipping/freight expenses upon invoice.

Catalog #	Product Description	Unit Price (USD)	Customer Price
SAMPLE PREPARATION KITS
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

III.                              CONDITIONS OF SALE

By this quotation Illumina, offers to Customer the Illumina products and/or services as described above. By submitting an order, Customer accepts the terms of this quotation, including the attached terms and conditions of sale.

Illumina does not supply plastics such as microplates or pipette tips for use in the listed assays and these are not included in the consumables pricing provided; however, as a result of the highly multiplexed nature of all assays, plastics alone contribute minimally to the final cost.

IV.                               SHIP HOLD

In cases where this Quotation does not include a pre-defined ship schedule, the following ship hold terms shall apply:

·                  ·All orders must have a defined ship schedule. The initial ship date must be no later than three (3) months from the date the purchase order is received by Illumina (as provided in the Order Confirmation) and the entire order must be shipped complete within twelve (12) months from Illumina’s receipt of the purchase order.
·                  Any exceptions to these ship hold terms must be agreed to in writing by Illumina and the Customer must pre-pay at least fifty percent (50%) of the purchase order amount of the affected shipments.
·                  Customers may request two (2) shipment delays for any single purchase order. The total months of delayed shipment for shipments associated with a single purchase order shall not exceed six (6) months.
·                  if Customer has requested a delayed shipment, Illumina reserves the right to change the lead time necessary to initiate Customer’s first shipment (which may be longer than the lead time quoted at the time of the order placement).
·                  If Customer cannot take shipment in accordance with these terms, Illumina reserves the right to cancel the order in its entirety without any liability to the Customer

V.                                    HOW TO ORDER

For all other orders

For all consumable and Eco System orders	Please submit your institutional Purchase Order and a
complete copy of this quotation to the attention of:
Please submit your order online through Myllmn
(http://icom.illumina.com).	Illumina Customer Service

customerservice@illumina.com
Fax: +1.858.202.4766

Customer Service

Having trouble submitting orders online or questions with an order? Please contact us.
Phone: +1.858.202.4566
Toll Free: +1.800.809.ILMN (4566)

Order Confirmation

You will receive an e-mail confirmation containing your order number within 1 business day. Another email will be sent to notify you when your order has been shipped.

VI.                               EXPIRATION OF OFFER

The offer contained in this document is revocable at the sole discretion of Illumina if not executed by Customer and a purchase order received by Illumina before 5:00 pm Pacific Time on the expiration date shown on page 1 of this quotation.

Terms and Conditions of Sale—Research Use Products

1.             Definitions. “Consumable(s)” means Seller branded reagents and consumable items that are intended by Seller for use with, and are to be consumed through the use of, Hardware. “Documentation” means Seller’s user manual, package insert, and similar documentation, for the Product in effect on the date that the Product ships. Documentation may contain additional terms and conditions and any such terms and conditions are hereby incorporated herein by reference. Documentation may be provided (including by reference to a website) with the Product at time of shipment or provided electronically from Seller. “Hardware” means Seller branded instruments, accessories, or peripherals. “Product(s)” means the item(s) acquired hereunder. Products may be Hardware, Consumables, or Software. Software may be embedded in or installed on Hardware or provided separately. All Software is licensed and not sold. “Purchaser” means the person or entity acquiring the Product hereunder. “Seller” means the entity selling the Product hereunder. The Selling entity is identified on the quotation, order acknowledgment or similar communication, or Seller website if the order is being placed electronically at Seller’s website. “Software” means Seller branded software (e.g., Hardware operating software, data analysis software). All Software is licensed and not sold and may be subject to additional terms found in the Software’s end user license agreement. “Specifications” means Seller’s written specifications for the Product in effect on the date that the Product ships from Seller.

2.             Rights to Products upon Purchase. Subject to these terms and conditions, Purchaser is granted only a non-exclusive, non-transferable, personal, non-sublicensable right under Seller’s Core IP, in existence on the date that the Product ships from Seller, solely to use the Product in Purchaser’s facility for Purchaser’s internal research purposes (which includes research services provided to third parties) and solely in accordance with the Product’s Documentation, but specifically excluding any use that (a) would require rights or a license from Seller to Application Specific IP, (b) is a re-use of a previously used Consumable, (c) is the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Product, (d) is the separation, extraction, or isolation of components of the Product or other unauthorized analysis of the Product, (e) gains access to or determines the methods of operation of the Product, (f) Is the use of non-Seller reagent/consumables with Seller’s Hardware (does not apply if the Specifications or Documentation state otherwise), or (g) is the transfer to a third-party of, or sub-licensing of, Software or any third-party software. All Software, whether provided separately, installed on, or embedded in a Product, is licensed to Purchaser and not sold. “Application Specific IP” means Seller owned or controlled intellectual property rights that pertain to the Product (and use thereof) only with regard to specific field(s) or specific application(s). Application Specific IP excludes all Seller owned or controlled intellectual property that cover aspects or features of the Product (or use thereof) that are common to the Product in all possible applications and all possible fields of use (the “Core IP”). Application Specific IP and Core IP are separate, non-overlapping, subsets of all Seller owned or controlled intellectual property. By way of non-limiting examples, Seller intellectual property rights for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, sequences, or combinations of biomarkers or sequences are examples of Application Specific IP. Except as expressly stated In this Section, no right or license under any of Seller’s intellectual property rights is or are granted expressly, by implication, or by estoppel.

Purchaser is solely responsible for determining whether Purchaser has all Intellectual property rights that are necessary for Purchaser’s intended uses of the Product, Including without limitation, any rights from third parties or rights to Application Specific IP. Seller makes no guarantee or warranty that purchaser’s specific intended uses will not infringe the intellectual property rights of a third party or Application Specific IP.

3.             Unauthorized Uses of Products. Purchaser agrees: (a) to use each Consumable only one time, and (b) to use only Seller’s consumables/reagents with Seller Hardware. The limitations in (a)-(b) do not apply if the Documentation or Specifications for the Product state otherwise. Purchaser agrees not to, nor authorize any third party to, engage in any of the following activities: (i) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Product, (ii) separate, extract, or isolate components of the Product or subject the Product or components thereof to any analysis not expressly authorized in the Product’s Documentation, (iii) gain access to or attempt to determine the methods of operation of the Product, or (iv) transfer to a third-party, or grant a sublicense, to any Software or any third-party software. Purchaser further agrees that the contents of and methods of operation of the Product are proprietary to Seller and the Product contains or embodies trade secrets of Seller. The conditions and restrictions found in these terms and conditions are bargained for conditions of sale and therefore control the sale of and use of the Products by Purchaser.

4.             Regulatory. The Product has not been approved, cleared, or licensed by the United States Food and Drug Administration or any other regulatory entity whether foreign or domestic for any specific intended use, whether research, commercial, diagnostic, or otherwise. The Product is labeled For Research Use Only. Purchaser must ensure it has any regulatory approvals that are necessary for Purchaser’s intended uses of the Product.

5. Limited Liability. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL SELLER OR ITS SUPPLIERS BE LIABLE TO PURCHASER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH, WITHOUT LIMITATION, THE SALE OF THE PRODUCT, ITS USE, SELLER’S PERFORMANCE HEREUNDER OR ANY OF THESE TERMS AND CONDITIONS, HOWEVER ARISING OR CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). SELLER’S TOTAL AND CUMULATIVE LIABILITY TO PURCHASER OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS AND CONDITIONS, INCLUDING WITHOUT LIMITATION, THE PRODUCT (INCLUDING USE THEREOF) AND SELLER’S PERFORMANCE HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT PAID TO SELLER FOR THE PRODUCT.

6.             Limitations on Warranties. TO THE EXTENT PERMITTED BY LAW AND SUBJECT TO THE EXPRESS PRODUCT WARRANTY MADE IN THESE TERMS AND CONDITIONS SELLER MAKES NO (AND EXPRESSLY DISCLAIMS ALL) WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE PRODUCT FOR PURCHASER’S INTENDED USES.

7.             Product Warranty. All warranties are personal to the Purchaser and may not be transferred or assigned to a third-party, including an affiliate of Purchaser. All warranties are facility specific and do not transfer If the Product is moved to another facility of Purchaser, unless Seller conducts such move.

        a.     Warranty for Consumables. Seller warrants that Consumables, other than custom Consumables, will conform to their Specifications until the later of (i) 3 months from the date of shipment from Seller, and (ii) any expiration date or the end of the shelf-life pre-printed on such Consumable by Seller, but in no event later than 12 months from the date of shipment. With respect to custom Consumables (i.e., Consumables made to specifications or designs made by Purchaser or provided to Seller by, or on behalf of, Purchaser), Seller only warrants that the custom Consumables will be made and tested in accordance with Seller’s standard manufacturing and quality control processes. Seller makes no warranty that custom Consumables will work as intended by Purchaser or for Purchaser’s intended uses.

b.     Warranty for Hardware. Seller warrants that Hardware, other than Upgraded Components, will conform to its Specifications for a period of 12 months after its shipment date from Seiler unless the Hardware includes Seller provided installation In which case the warranty period begins on the date of installation or 30 days after the date it was delivered, whichever occurs first (“Base Hardware Warranty”). “Upgraded Components” means Seller provided components, modifications, or enhancements to Hardware that was previously acquired by Purchaser. Seller warrants that Upgraded Components will conform to their Specifications for a period of 90 days from the date the Upgraded Components are installed. Upgraded Components do not extend the warranty for the Hardware unless the upgrade was conducted by Seller at Seller’s facilities in which case the upgraded Hardware shipped to Purchaser comes with a Base Hardware Warranty.

c.     Exclusions from Warranty Coverage. The foregoing warranties do not apply to the extent a non-conformance is due to (i) abuse, misuse, neglect, negligence, accident, improper storage, or use contrary to the Documentation or Specifications, (ii) improper handling, installation, maintenance, or repair (other than if performed by Seller’s personnel), (iii) unauthorized alterations, (iv) Force Majeure events, or (v) use with a third party’s good not provided by Seller (unless the Product’s Documentation or Specifications expressly state such third party’s good is for use with the Product).

d.     Procedure for Warranty Coverage. In order to be eligible for repair or replacement under this warranty Purchaser must (i) promptly contact Seller’s support department to report the non-conformance, (ii) cooperate with Seller in confirming or diagnosing the non-conformance, and (iii) return the Product, transportation charges prepaid to Seller following Seller’s instructions or, if agreed by Seller and Purchaser, grant Seller’s authorized repair personnel access to the Product in order to confirm the non-conformance and make repairs.

e.     Sole Remedy under Warranty. Seller will, at its option, repair or replace nonconforming Product that it confirms is covered by this warranty. Repaired or replaced Consumables come with a 30-day warranty. Hardware may be repaired or replaced with functionally equivalent, reconditioned, or new Hardware or components (if only a component of Hardware is non-conforming). If the Hardware is replaced In its entirety, the warranty period for the replacement is 90 days from the date of shipment or the remaining period on the original Hardware warranty, whichever is shorter. If only a component is being repaired or replaced, the warranty period for such component is 90 days from the date of shipment or the remaining period on the original Hardware warranty, whichever ends later. The preceding states Purchaser’s sole remedy and Seller’s sole obligations under the warranty provided hereunder.

f.     Third-Party Goods and Warranty. Seller has no warranty obligations with respect to any goods originating from a third party and supplied to Purchaser hereunder. Third-party goods are those that are labeled or branded with a third-party’s name. The warranty for third-party goods, if any, is provided by the original manufacturer. Upon written request Seller will attempt to pass through any such warranty to Purchaser.

8. Indemnification.

a.     Infringement Indemnification by Seller. Subject to these terms and conditions, including without limitation, the Exclusions to Seller’s Indemnification Obligations (Section 7.f(d) below), the Conditions to Indemnification Obligations (Section 7.f(d) below), Seller shall (i) defend, indemnify and hold harmless Purchaser against any third-party claim or action alleging that the Product when used for research use purposes, in accordance with these terms and conditions, and in accordance with the Product’s Documentation and Specifications infringes the valid and enforceable Intellectual property rights of a third party, and (ii) pay all settlements entered into, and all final judgments and costs {including reasonable attorneys’ fees) awarded against Purchaser in connection with such infringement claim. If the Product or any part thereof, becomes, or in Seller’s opinion may become, the subject of an infringement claim, Seller shall have the right, at its option, to (A) procure for Purchaser the right to continue using the Product, (B) modify or replace the Product with a substantially equivalent non-infringing substitute, or (C) require the return of the Product and terminate the rights, license, and any other permissions provided to Purchaser with respect the Product and refund to Purchaser the depreciated value (as shown in Purchaser’s official records) of the returned Product at the time of such return; provided that, no refund will be given for used-up or expired Consumables. This Section states the entire liability of Seller for any infringement of third party intellectual property rights.

b.     Exclusions to Seller Indemnification Obligations. Seller has no obligation to defend, indemnify or hold harmless Purchaser for any Seller Infringement Claim to the extent such infringement arises from: (i) the use of the Product in any manner or for any purpose outside the scope of research use purposes, (ii) the use of the Product in any manner not in accordance with its Specifications, its Documentation, the rights expressly granted to Purchaser hereunder, or any breach by Purchaser of these terms and conditions, (iii) the use of the Product in combination with any other products, materials, or services not supplied by Seller, (iv) the use of the Product to perform any assay or other process not supplied by Seller, or (v) Seller’s compliance with specifications or instructions for such Product furnished by, or on behalf of, Purchaser (each of (i) — (v), is referred to as an “Excluded Claim”),

c.     Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, its affiliates, their non-affiliate collaborators and development partners that contributed to the development of the Product, and their respective officers, directors, representatives and employees against any claims, liabilities, damages, fines, penalties, causes of action, and losses of any and every kind, including without limitation, personal injury or death claims, and infringement of a third party’s intellectual property rights, resulting from, relating to, or arising out of (i) Purchaser’s breach of any of these terms and conditions, (ii) Purchaser’s use of the Product outside of the scope of research use purposes, (iii) any use of the Products not in accordance with the Product’s Specifications or Documentation, or (iv) any Excluded Claim.

d.     Conditions to Indemnification Obligations. The parties’ indemnification obligations are conditioned upon the party seeking indemnification (i) promptly notifying the other party in writing of such claim or action, (ii) giving the other party exclusive control and authority over the defense and settlement of such claim or action, (iii) not admitting infringement of any intellectual property right without prior written consent of the other party, (iv) not entering into any settlement or compromise of any such claim or action without the other party’s prior written consent, and (v) providing reasonable assistance to the other party in the defense of the claim or action; provided that, the party reimburses the indemnified party for its reasonable out-of-pocket expenses incurred in providing such assistance.

e.     Third-Party Goods and Indemnification. Seller has no indemnification obligations with respect to any goods originating from a third party and supplied to Purchaser. Third-party goods are those that are labeled or branded with a third-party’s name. Purchaser’s indemnification rights, if any, with respect to third party goods shall be pursuant to the original manufacturer’s or licensor’s indemnity. Upon written request Seller will attempt to pass through such indemnity, if any, to Purchaser.

9.             Payment Terms. Seller will invoice upon shipment. All payments are due within 30 days of the date of the invoice except that payments in Japan are due within 60 days of the date of the invoice. All amounts due shall be paid in the currency found on the invoice. If any payment is not made by the due date Seller may exercise all rights and remedies available by law, including without limitation, suspending performance. Purchaser shall pay for all costs (including reasonable attorneys’ fees) incurred by Seller in connection with the collection of late payments. Each purchase order is a separate, independent transaction, and Purchaser has no right of set-off against other purchase orders or other transactions with Seller. Seller will determine payment terms on a per-order basis and may modify credit terms in its discretion. Any amounts not paid when due will accrue interest at the rate of 1.5% per month, or the maximum amount allowed by law, if lower.

10.          Shipping Terms; Title and Risk of Loss. Unless otherwise set forth in writing by Seller or otherwise agreed between the parties, all shipments are made DAP (Incoterms 2010) at the address designated by Purchaser at the time of ordering, except that all shipments to member countries of the E.U. are made DAP (Incoterms 2010) at the address designated by Purchaser at the time of ordering. In all cases, title (except for Software and third-party software) and risk of loss transfers to Purchaser when Product is made available at such address.

11,          Taxes. Purchaser agrees that any applicable sales, use, excise, VAT (value added tax), GST (goods and services tax), withholding and other taxes will be calculated based on both the tax rates in effect on the date of shipment and the ship to address for the Product. Any amounts for tax listed on a quotation, if any, are for reference purposes only and are not binding on Seller. All prices and other amounts payable to Seller hereunder are exclusive of and are payable without deduction for any taxes, customs duties, tariffs or charges no or hereafter claimed or imposed by any governmental authority upon the sale of Product, all of which will be paid by Purchaser. In the event Seller is required by law or regulation to pay any such tax, duty or charge, such amount will be added to the purchase price or subsequently invoiced to the Purchaser. For Purchasers in New Zealand, Seller and Purchaser agree that subsection 8(4) Goods and Services Tax Act 1985, as may be amended, does not apply to the Products.

12.          General.

a.     Applicability of Terms and Conditions. These terms and conditions, including any terms in the Documentation, exclusively govern the ordering, purchase, supply, and use of Product, and override any conflicting, amending and/or additional terms contained in any purchase orders, invoices, or similar documents all of which are hereby rejected and are null and void. Seller’s failure to object to any such terms shall not constitute a waiver by Seller, nor constitute acceptance by Seller of such terms and conditions.

b.     Governing Law. These terms and conditions, their interpretation, and the performance of the parties shall be governed by the laws of (i) the State of California, U.S.A., if Purchaser is located in North or South America; (ii) England and Wales, If Purchaser is located in Europe, the Middle East, or Africa; and (iii) the Republic of Singapore, if Purchaser is located in Asia, Australia, the South Pacific region or anywhere not covered by (i) or (ii) of this Section.

c.     Facility Requirements and Installation of Hardware. Purchaser  acknowledges that it is responsible for ensuring at Purchaser’s sole cost that its facility meets the site requirements for the Hardware. If the purchase of Hardware includes installation it will be completed within 30 days of delivery of all components of the Hardware and the facility meeting such requirements.

d.     Service Contracts. If a Seller extended service contract for Hardware Is being provided hereunder then Seller’s standard terms and conditions for such Service Contract shall exclusively govern such Service Contract.

e.     Future Products. Any future products and/or services are subject to new part numbers, pricing, and specifications and the acquisition of Product hereunder is not in reliance on the availability of any such future products or services.

f.     Seller Affiliates. Any actions or rights that may be performed or exercised by Seller hereunder may be performed or exercised by Seller itself or by any of its affiliates. By way of non-limiting example, Seller’s affiliates may carry out shipment, servicing, invoicing and receipt of payment.

g.     Force Majeure. Seller Is not responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Seller’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or Purchaser’s fault or negligence. In the event of any such delay the delivery date shall be deferred for a period equal to the time lost by reason of the delay.

h.     Notices. Any notice required or permitted hereunder shall be in writing arid shall be deemed received when (i) delivered personally; (ii) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 days for international mail); or (iii) 1 day after deposit with a commercial express courier that provides written verification of receipt.

i.      Assignment. Purchaser may not assign or transfer these terms and conditions or any rights or obligations hereunder, whether voluntary, by operation of law or otherwise, without the prior written consent of Seller; provided that, no consent shall be required for any assignment in connection with any merger, acquisition or the sale of all or substantially all of the stock or assets of Purchaser to a party that (i) agrees in writing to be bound by these terms and conditions, and (ii) is not a competitor of Seller or any of Seller’s business units or Seller’s affiliates. Seller may assign all or part of the right to payments hereunder. Any assignment or transfer made in contravention of the terms hereof shall be null and void. Subject to the foregoing, these terms and conditions shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

j.      Seller Information. Seller may maintain and use a database of orders and account information pertaining to Purchaser for purposes of order processing, maintaining records, assisting with future orders of Purchaser, and compliance with applicable laws and regulations. Purchaser may not disclose any financial terms of this transaction to any third party without the prior written consent of the Seller, except as (and only to the extent) required by securities or other applicable law.

k.     Export Compliance. The Products, any related technology, or information provided to Purchaser may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the export regulations and laws of another country). Purchaser agrees not to export or re-export the Products, any related technology, or information provided to Purchaser into any country, or in any manner, in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

l.      Miscellaneous. All references to days mean calendar days unless specifically stated otherwise. Seller may cease performance hereunder immediately without liability to Purchaser if Purchaser becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors. These terms and conditions, including any terms and conditions in the Documentation, represent the entire agreement between the parties regarding the subject matter hereof and supersede all prior discussions, communications, agreements, and understandings of any kind between the parties. No amendment to these terms or waiver of any right, condition, or breach will be effective unless made in a writing signed by both parties. if any provision hereunder is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to give effect to the intent of the parties, and the remaining terms will continue in full force and effect. The failure of either party to exercise any right granted herein or to require any performance of any term or the waiver by either party of any breach hereunder shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term hereunder. Nothing herein shall constitute or create a joint venture, partnership, or any other similar arrangement between the parties.

Exhibit F

Gold Level Service Contract and Pricing

Data Sheet: Sequencing + Array

Illumina Service Contracts

A comprehensive one year base warranty at our Standard service level is included with every new Illumina instrument purchase, along with installation and basic applications training.  Illumina also offers several options to extend or upgrade your level of service contract coverage.  For more information, please contact your Illumina Account Manager or Illumina Inside Sales at 1.800.809.4566 (toll free), 1.858.202.4566 (outside North America), or servicecontract@illumina.com.

Illumina Service Contract Comparison

	Parts Only	Standard	Silver	Gold	Platinum	Dedicated Onsite
Term (Years)	1	1	1	1		2
Replacement Parts	Yes	Yes	Yes	Yes	Yes	Parts Only Contract Required(1)
Labor(2)	No	Yes	Yes	Yes	Yes	Yes
5 x 24 Email Support	Yes	Yes	Yes	Yes	Yes	Yes
5 x 18 Phone Support(3)	Yes	Yes	Yes	Yes	Yes	Yes
Average Onsite Response Time (Business Days)	5 (from Service PO Receipt)	5	3	2	1	Immediate
Preventative Maintenance	No	No	1	2	2	2(4)
Software/Hardware Updates	No	Yes	Yes	Yes	Yes	Yes
Applications Support(5)	No	Yes	Yes	Yes	Yes	Yes
Advanced Applications Training	No	Discounts Available	Discounts Available	Discounts Available	Discounts Available	Yes (Onsite)(6),(7)

(1) Must purchase Parts Only service contract for all instruments covered by Dedicated Onsite support agreement
(2) Standard onsite support hours:	AMR	Monday to Friday (excluding national holidays) 8:00 am to 5:00 pm
	APAC	Monday to Friday (excluding national holidays) 9:00 am to 5:30 pm
	EMEA	Monday to Friday (excluding national holidays) 9:00 am to 5:30 pm
Outside standard onsite hours, overtime rates may apply
(3) Monday 8:00 am Singapore Time Zone — Friday 5:00 pm US Pacific Time Zone
(4) PM parts purchased separately
(5) Includes on-site troubleshooting and repair
(6) Excludes reagents
(7) Discounts available for courses taken at Illumina training facilities

Illumina Service Contract Descriptions

Level	Description
Parts Only
Includes full coverage for replacement parts. On-site Service labor not included. Includes comprehensive 5 x 24 e-mail support and 5 x 18(1) telephone support (instrument, applications, and bioinformatics).

Standard
Includes full coverage for all service parts and labor. Includes comprehensive 5 x 24 e-mail support and 5 x 18(1) telephone support (instrument, applications, and bioinformatics), five business day average on-site response time, critical and non-critical hardware and software updates, applications support, access to online training modules, and discounts on optional advanced training programs. This is the same coverage level that is provided for the first year with new instrument purchases.

Silver
Includes full coverage on all service parts and labor. Includes comprehensive 5 x 24 e-mail support and 5 x 18(1) telephone support (instrument, applications, and bioinformatics), three business day average on-site response time, critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs. Includes one Preventative Maintenance visit per year.

Gold
Includes full coverage on all service parts and labor. Includes comprehensive 5 x 24 e-mail support and 5 x 18(1) telephone support (instrument, applications, and bioinformatics), two business day average on-site response time, critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs. Includes two Preventative Maintenance visits per year. Limited availability.

Platinum
Includes full coverage on all service parts and labor. Includes comprehensive 5 x 24 e-mail support and 5 x 18(1) telephone support (instrument, applications, and bioinformatics), one business day average on-site response time, critical and non-critical updates, applications support, access to online training modules, and discounts on optional advanced training programs. Includes two Preventative Maintenance visits per year. Limited availability.

Dedicated On-Site SST Normal Hours + Local FAS Support
Dedicated On-Site Support Technician, normal business hours (Monday-Friday), excludes holidays. On-site support to maintain and repair instruments. Requires all covered instruments to be on a Parts Only service contract. Also includes per site local FAS support equivalent to our Standard level service contract. An initial two-year minimum commitment is required. Limited availability.

Dedicated On-Site SST Normal Hours
Dedicated On-Site Support Technician, normal business hours (Monday-Friday), excludes holidays. On-site support to maintain and repair instruments. Requires all covered instruments to be on a Parts Only service contract. Also requires either (1) Dedicated On-Site FAS service contract or (1) Dedicated On-Site SST + Local FAS Support service contract per site. An initial two-year minimum commitment is required. Limited availability.

Dedicated On-Site SST After Hours
Dedicated On-Site Support Technician. May be placed on a regular schedule outside of normal business hours for up to 40 hours per week. On-site support to maintain and repair instruments. Requires all covered instruments to be on a Parts Only service contract. Also requires either (1) Dedicated On-Site FAS service contract or (1) Dedicated On-Site SST + Local FAS Support service contract per site. An initial two-year minimum commitment is required. Limited availability.

Dedicated On-Site FAS Normal Hours
Dedicated On-Site Field Applications Scientist, normal business hours (Monday-Friday), excludes holidays. Includes on-site applications support and customer training. Requires all covered instruments to be on a Parts Only and On-Site SST service contract. An initial two-year minimum commitment is required. Limited availability.

Dedicated On-Site FAS After Hours
Dedicated On-Site Field Applications Scientist. May be placed on a regular schedule outside of normal business hours for up to 40 hours per week. Includes on-site applications support and customer training. Requires all covered instruments to be on a Parts Only and On-Site SST service contract. An initial two-year minimum commitment is required. Limited availability.

(1) Monday 8:00 am Singapore Time Zone - Friday 5:00 pm US Pacific Time Zone

Illumina · 1.800.809.4566 toll-free (U.S.) · +1.858.202.4566 tel · techsupport@illumina.com · www.illumina.com FOR
RESEARCH USE ONLY
© 2012 Illumina., Inc. All rights reserved.
Illumina, IlluminaDx. BaseSpace. BeadArray, Bead)(press. cBot, CSPro. DASL, Des:gnStudio. Eco, GAllx, Genetic Energy. Genome Analyzer. GenomeStudio, GoldenGate. HiScan. HiSeq, Infinium, iSeIect. MiSeq. Nextera, NuPCR. SeqMonitor, Solexa, TruSeq. VeraCode, the pumpkin orange color, and the Genetic Energy streaming bases design are trademarks or registered trademarks of Illumina, Inc. All other brands and names contained herein are the property of their respective owners.
Pub. No. 970-2012-016 Current as of 30 October 2012

ILLUMINA TERMS AND CONDITIONS – SERVICE CONTRACTS AND BILLABLE SERVICES

1.              Definitions. “Agreement” means the terms of the applicable Service Contract and (i) Quotation, including these terms and conditions and attached appendices which form a part thereof; (ii) all electronic information and terms of Illumina referenced during an Electronic Order, including these terms and conditions and attached appendices which form a part thereof in the case of an Electronic Order; or (iii) all terms referenced in an Order Confirmation, including these terms and conditions and attached appendices which form a part thereof in the case of an order placed without a Quotation. “Billable Services” means those services provided by or on Illumina’s behalf and not covered by a Service Contract. “Covered Hardware” means those portions of the Hardware that are covered by a Service Contract purchased by Customer hereunder. “Current Specifications” means Illumina’s written specifications for the Covered Hardware that apply to such Hardware as provided in the Service Contract that is purchased hereunder, but only if the purchased Service Contract provides that the Covered Hardware will conform to current specifications rather than the Original Specifications. “Customer” means the customer as identified on the Quotation. “Documentation” means user manuals, protocols or other documentation provided by Illumina at the time of acquisition of the Covered Hardware related to the use and maintenance of the Covered Hardware or any components thereof, “Electronic Order” means an order placed by Customer utilizing Illumina’s electronic commerce system (e.g., iCom). “EULA” means the software end user license agreement for Software. “Hardware” means the Instruments, accessories or peripherals, and other hardware. “Hardware Quotation” means the written quotation provided by Illumina corresponding to the Hardware when originally acquired. “Intellectual Property Rights” means all patent rights, copyrights, trade secrets, know-how, trademark, service mark and trade dress rights and other Intellectual property rights, current or future, under the laws of any jurisdiction, together with all applications therefor and registrations thereto. “Instrument” means the equipment as specified in the Original Specifications (e.g., HiSeq2000, Genome Analyzer Ilx, IScan, HiScan, HiScanSQ, and BeadXpress). “Original Specifications” means the written specifications provided by Illumina for the Hardware that applied to such Hardware at the time of its acquisition from Illumina (the Original Specifications may be referenced in the Hardware Quotation). “Original Terms” means those terms and conditions that governed the acquisition and use of the Covered Hardware, components thereof, and Software from Illumina. “Quotation” means a written quotation provided by Illumina to Customer for the Service Contract and Billable Services, as applicable. “Service Contract” means the service, maintenance, and support as set forth in the Quotation and which includes these terms and conditions. “Specifications” means the Current Specifications or the Original Specifications, as applicable; provided that, Specifications shall in all cases refer to the Original Specifications unless otherwise set forth in the Service Contract. “Order Confirmation” means a sales order confirmation document provided by Illumina. “Site” means the smallest definable room that contains the Covered Hardware. “Software” means the software provided by Illumina with the Covered Hardware whether provided under this Agreement, or as updates or options under future agreements, or as incorporated or embedded in Hardware or components thereof or otherwise provided whether or not there is a separate charge thereof, including any software that is provided from a third party. In all cases, Software is licensed and not sold. “Term” means the term of the commitment set forth in the Service Contract.

2.              General. This Agreement shall exclusively govern and shall override any conflicting, amending and/or additional terms contained in any purchase orders, invoices or similar documents, which are hereby rejected and shall be null and void. Illumina’s failure to object to any such conflicting, amending and/or additional terms shall not constitute a waiver by Illumina, nor constitute acceptance by Illumina of such terms and conditions.

3.              Term for Service Contracts. Illumina agrees that during the Term, Customer’s Covered Hardware shall be serviced with all necessary skill and expertise using Illumina’s designated service personnel and Illumina shall be responsible for the safe and suitable packaging of any parts for delivery to the Site in conjunction with this Agreement. Illumina represents and warrants that it shall use all commercially reasonable efforts to service and support the Covered Hardware in accordance with the applicable Service Contract so as to maintain the Covered Hardware in a manner of operation that conforms with the Specifications.

4.              Recertification Requirement. In the event of termination or non-renewal of the Service Contract, if Customer requires services or support for the Covered Hardware, Customer shall allow Illumina reasonable access to the Covered Hardware as well as other Illumina equipment and shall provide any relevant data to Illumina to determine what, if anything, is required to re-qualify the Covered Hardware for continuation or renewal of coverage hereunder. Before providing any services or effecting any repairs, Illumina will provide Customer with a detailed quotation, including an estimate of parts and labor required and other associated costs, to bring the Covered Hardware up to warrantable level. Once Illumina has provided Customer with written documentation to certify that the Covered Hardware is eligible for continuation or renewal hereunder, Customer may, within one (1) month of such recertification, enter into a new term for a Service Contract,

5.              Services by OEM Vendors. Illumina reserves the right to retain or contract outside vendors of its choosing to provide service and support hereunder. In any instance where the terms and conditions of such vendor’s service, support, and warranty agreement conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern; provided, however that any exclusions on coverage contained in an OEM vendor’s terms and conditions shall remain in full force and effect.

6.              Response Time and On-site Support. Illumina will use commercially reasonable efforts to respond to Customer’s requests for service within the time period specified in the Service Contract All requests for service must be made through Illumina’s customer support organization (“Customer Solutions”). Please refer to www.illumina.com for Customer Solutions contact information. Illumina reserves the right to provide service and support by any method in its sole discretion, including but not limited to, remote instruction via telephone, Internet or email, mailing to Customer replacement parts or test equipment, exchanging Customer’s component equipment with loaner equipment while repairs are being made, and deploying service or applications personnel for on-site services. Other than installation and preventative maintenance visits, Illumina shall determine in its sole discretion whether and when any personnel or replacement parts or equipment are to be sent to Customer’s site. Illumina shall respond to Customer’s request for support in accordance with the average response time specified in the Service Contract. Illumina will provide a minimum number of on-site support visits as specified in the Service Contract if the Customer has identified a specific need that can be fulfilled by the visit and if the Customer has made reasonable accommodation for scheduling the visit. If no need is identified and the timing of any visit cannot be scheduled at a mutually-agreeable date and time, Illumina may provide fewer visits than prescribed in the Service Contract.

7.              Software Support. During the Term, Illumina shall use commercially reasonable efforts to provide all Software updates and qualified Software upgrades in accordance with the terms of the Service Contract as such materials become commercially available for distribution.

Customer’s use of all Software, updates, and upgrades of Software shall be subject to this Agreement, the Original Terms, and the applicable EULA.

8.              Hardware Support. During the Term, Illumina shall use commercially reasonable efforts to install mandatory Hardware updates in accordance with the terms of the Service Contract as such materials become available for distribution. Whether a Hardware update is mandatory shall be determined by Illumina in its sole discretion. Illumina shall reschedule Hardware updates to coincide with preventive maintenance visits. If Customer requests that such Hardware updates occur at a time or date other than during preventive maintenance visits, Illumina may, at its sole discretion, charge Customer for any costs and expenses incurred in connection with such Hardware update visit. All updated Hardware and components thereof and Customer’s use of the same shall be subject to this Agreement and the Original Terms.

9.              Hardware Repairs. Illumina shall use commercially reasonable efforts to repair Covered Hardware reported by Customer and deemed inoperable by Customer Solutions. Illumina’s sole obligation hereunder is to provide parts and labor according to the terms of the Service Contract and is limited to only repair or replacement of Illumina-supplied parts, including any third-party parts originally provided by Illumina All repaired or replaced items and Customer’s use of the Covered Hardware including the repaired or replaced components shall be subject to this Agreement and the Original Terms. For clarity, repaired or replaced items will be warranted to conform to the Specifications for ninety (90) days from the date of installation or repair of such repaired or replaced item.

10.       Documentation Updates. Illumina shall use commercially reasonable efforts to provide updates to Documentation according to the terms of the Service Contract as they become available for distribution. Whether a Documentation update is mandatory shall be determined by Illumina in its sole discretion. All updates to Documentation and Customer’s use of the Documentation shall be subject to this Agreement and the Original Terms.

11.       Replacement Parts. All replacement parts and components provided by Illumina will be nevi or refurbished, in Illumina’s sole discretion, and shall be furnished on an exchange basis. All Hardware or components thereof or other parts removed for replacement shall become the property of Illumina. All replaced parts and components and Customer’s use of the Covered Hardware including the replaced parts and components shall be subject to this Agreement and the Original Terms. For clarity, repaired or replaced items will be warranted to conform to the Specifications for ninety (90) days from the date of installation or repair of such repaired or replaced item.

12.       Loaner Hardware. Illumina may choose to provide, in its sole discretion, loaner hardware or components to Customer to substitute for the Covered Hardware or a component thereof, while service is being provided. Illumina will be responsible for all costs associated with the shipment of such loaner hardware or components to Customer’s Site, exclusive of any taxes or duties, which are the sole responsibility of Customer. Loaner hardware or components shall be certified by Illumina’s Customer Solutions using the same criteria as used for new hardware or components. Loaner hardware or components shall remain the sole property of Illumina, and must be returned within thirty (30) days of Illumina’s request. Customer’s use of loaner hardware or components shall be subject to Illumina’s current terms and conditions that apply to such loaner hardware or component.

13.       Preventative Maintenance Visits. Illumina will provide a preventative maintenance on-site visit according to the terms of the Service Contract, which may result in two to three days of system down time to Customer. Illumina shall cooperate with Customer to schedule such preventative maintenance visits at a time that is mutually convenient for both parties. All such preventative maintenance services will be provided by Illumina designated service personnel. All travel, labor and parts/materials expenses associated with prescribed preventative maintenance visits, visits to service, repair or replace covered items, and applications support visits as provided for in the Service Contract are included in the price set forth for such Service Contract. Preventative maintenance services include testing and adjusting the Covered Hardware to the Specifications, If any preventative maintenance visit within the Term is precluded due to Customer’s inability to provide a sufficient time period for such services and down time, Illumina shall not be obligated to provide a substitute preventative maintenance visit. Illumina shall not be liable for any economic, consequential, incidental, special or other damages or losses of any kind resulting from the down time during such preventative maintenance visits.

14.       Customer Responsibilities.

Proper Use:  The performance of Covered Hardware when operated in corrosive environments, or in conditions, or in a manner, outside of the Specifications including Illumina’s site requirements found in the Documentation or not in accordance with its Documentation may have their performance adversely affected, and are therefore not guaranteed hereunder. The Customer agrees to use the Covered Hardware in a safe and reasonable manner pursuant to the Documentation and the Original Terms.

Access:  The Customer will provide Illumina with access to the Covered Hardware along with adequate working space and facilities within a reasonable distance of the Covered Hardware. Access will also be provided to all information and facilities that are reasonably necessary for Illumina to service the Covered Hardware.

Data Back-up and Security:  The Customer is responsible for maintaining a procedure to reconstruct any lost or altered files, data, or programs, as well as for the security of all confidential, proprietary, and classified Information.

Networking:  The Customer is responsible for maintaining all computer networking as it relates to the integration of any components of the Covered Hardware outside of such system and within the Customer’s network.

Representative:  A representative of Customer will be present on-site at at times service is being performed by Illumina’s designated service personnel.

Toxic/BioHazardous Substances:  The Customer will notify Illumina in writing if any Covered Hardware is used for analysis of toxic, hazardous or dangerous substances. Such Covered Hardware must be decontaminated by Customer in accordance with Illumina’s decontamination procedures and Customer shall fax a completed and executed Decontamination Certificate to Customer Solutions before any service may be performed on the Covered Hardware.

Environment:  The Customer agrees to provide Illumina’s designated service personnel with a safe environment for their work.

Disposal of Waste Products:  The Customer is responsible for the proper disposal of waste products that result from maintenance and service work on the Covered Hardware.

Facilities:  The Customer is responsible for ensuring that the Site will adhere to Illumina’s site requirements found in the Documentation or Specifications. Any material deviation from Illumina’s site requirements affecting the proper functioning of the Covered Hardware shall relieve Illumina of its obligations under this Agreement, including without limitation, under the Service Contract.

15.       Exclusions and Restrictions. The terms of this Agreement cover maintenance and repair for conditions that result from normal use and operation as described in the Documentation for the Covered Hardware. Illumina will not be obligated to perform maintenance or repair on any Covered Hardware which, in its reasonable judgment:

a.              Has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation other than installation performed by Illumina authorized personnel, improper storage, improper handling, or use contrary to any instructions issued by Illumina or has been used in any manner inconsistent with its Documentation;

b.              Has been repaired, altered, disassembled, reassembled, or damaged as a result of modifications made to the Covered Hardware that were not authorized in writing by Illumina;

c.               Has been damaged by environmental conditions at the Site;

d.              Has not been installed, operated, repaired and maintained in accordance with its Documentation or has been damaged due to operators failing to perform standard operating procedures or routine maintenance as prescribed in the applicable Documentation;

e.               Has been moved from the Site by persons not expressly authorized in writing by Illumina;

f.                Has been used with any third party software, hardware, or item including, without limitation, reagent which has not been previously approved in writing by Illumina;

g.               Has been exposed to Bio-safety Level 3 or 4 agents (as defined by The Occupational Safety and Health Administration);

h.              Has been exposed to radioactivity, and has not been decontaminated to below exempt levels; or

i.                  Has been damaged due to an act of Force Majeure as defined herein.

Customer agrees that Customer shall not, nor will Customer allow any third party to, engage In any of the following activities without the prior express written permission of an officer of Illumina: (i) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Covered Hardware and Software, or (ii) otherwise gain access to or determine the methods of operation of the Covered Hardware and Software. In addition to any other remedies available to Illumina, a breach of this provision shall immediately terminate the rights, license(s), or permissions given under this Agreement and the Original Terms and void all warranties.

16.       Term, Termination, and Survivability. Customer may renew its Service Contract up to one month prior to the expiration of the original warranty or Service Contract then in effect. After such time, Customer’s Covered Hardware may be subject to a recertification requirement as set forth in Section 4 herein. If either party breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notification of such breach, the non-breaching party shall have the right to terminate this Agreement. Either party may terminate the Service Contract effective immediately upon written notice, if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within sixty (60) days. This Agreement shall automatically terminate if the Service Contract terminates or expires.

17.       Billable Services Not Covered By Service Contract. If applicable and at a mutually agreed upon time, Illumina will provide Billable Services to Customer as set forth on the Quotation. For the avoidance of doubt, Billable Services are not covered by a Service Contract. When performing Billable Services, Illumina will use reasonable care commensurate with industry standards. Unless expressly set forth in the Quotation, Illumina does not guarantee or warrant the outcome of the Billable Services.

18.       Financial Terms. Illumina will determine payment terms on a per-order basis and such terms are subject to a credit review by Illumina. Any amounts not paid when due will accrue interest at the rate of one and one half percent (1.5%) per month, or the maximum amount allowed by law, if lower. In the event that any payment is not made within the time period specified in this Agreement, Illumina shall have the right to revoke the rights conferred and/or licenses given hereunder, and suspend performance, until all payments are made current. Customer shall pay for all costs (including reasonable attorneys’ fees) incurred by Illumina in connection with the collection of late payments. The amount of credit may be changed or credit withdrawn by Illumina at any time. Each accepted purchase order is a separate, independent transaction, and Customer has no right of set-off against other purchase orders or other transactions with Illumina. All payments, except for orders with Customers in Japan, shall be made in full by the Customer within thirty (30) days from the date of the invoice. All payments for orders with Customers in Japan shall be made in full within sixty (60) days from the date of the invoice. Invoices will be issued by Illumina for the term of the Service Contract at the commencement of the Term. Unless otherwise set forth in the Quotation or Service Contract, all prices are exclusive of shipping and insurance charges, all of which are the Customer’s responsibility and will be invoiced to the Customer separately. Unless otherwise set forth in the Quotation or Service Contract, all prices and other amounts payable to Illumina under this Agreement are exclusive of and are payable without deduction for all sales, use, excise, value added, GST (goods and services tax), withholding and other taxes, customs duties, tariffs or charges now or hereafter claimed or imposed by any governmental authority upon the provision of items and services hereunder, all of which will be paid by Customer. In the event Illumina is required, by applicable law or regulation, to pay any such tax, duty or charge, such amount will be added to the purchase price or subsequently invoiced to Customer.

19.       Privacy. Illumina shall not sell, trade or otherwise share with any other customer of Illumina any account information of Customer, Customer acknowledges and agrees that Illumina may maintain and use a database of orders and account information pertaining to Customer purposes of order processing, maintaining records and assisting with future orders of Customer. Neither party may disclose any financial terms of this Agreement to any third party without the consent of the other party, except as is required by securities or other applicable laws.

20.       Limited Warranties. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT, ILLUMINA MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER, REPAIRED OR REPLACED COVERED HARDWARE OR COMPONENTS THEREOF, SOFTWARE, OR ANY LOANER HARDWARE OR COMPONENTS PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE, OR TRADE.

21.       Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL ILLUMINA OR ITS SUPPLIERS BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). ILLUMINA’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT RECEIVED BY ILLUMINA FROM CUSTOMER UNDER THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF ILLUMINA OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

22.       Miscellaneous.

a.              If any provision of this Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. The failure of either party to exercise any right granted herein or to require any performance of any term of this Agreement or the waiver by either party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed waiver of any subsequent breach of, the same or any other term of this Agreement. Nothing in this Agreement shall constitute or create a joint venture, partnership, or any other similar arrangement between the parties. No party is authorized to act as an agent for the other party hereunder except as expressly stated in this Agreement.

b.              All notices required or permitted under this Agreement shall be in writing and shall be deemed received when (a) delivered personally; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or ten (10) days for international mail); or (c) one (1) day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, two (2) days after deposit with a commercial express courier specifying 2-day delivery, with whiten verification of receipt

c.               Any Service Contract provided by Illumina extends only to the Customer unless otherwise agreed upon in writing by Illumina. Each Service Contract is non-assignable and is non-transferable; provided, however that no consent shall be required for any assignment in connection with any merger, acquisition or the sale of all or substantially all of the stock or assets of Customer to a party that (i) agrees In writing to be bound by the terms and conditions of this Agreement, and (ii) is not, in Illumina’s reasonable Judgment, a competitor of Illumina. Illumina may assign or transfer this Agreement to any (i) successor by way of merger, acquisition or sale of all or substantially all of its stock or assets relating to this Agreement, (ii) of its affiliated entities. Illumina or any successor may assign all or part of the right to payments under this Agreement Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties’ respective successors and permitted assigns.

d.              For orders by Customers located in the United States of America, this Agreement and performance by the parties hereunder shall be construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws. For orders by Customers located outside of the United States of America, this Agreement and performance by the parties hereunder shall be construed in accordance with the laws of the country where the Illumina entity named on the Quotation or Order Confirmation, as applicable, is located.

e.               Illumina shall not be responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control, including but not limited to acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by Illumina’s suppliers or subcontractors, transportation difficulties, shortage of energy, raw materials or equipment, or Customer’s fault or negligence. In the event of any such delay the delivery date shall be deferred for a period equal to the time lost by reason of the delay.

f.                This Agreement is not intended to and shall not be interpreted in a manner so as to grant or expand Customer’s rights with respect to the Covered Hardware provided pursuant to the Hardware Quotation and Original Terms,

g.               This Agreement represents the entire agreement between the parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the parties. No amendment to this Agreement or waiver of any right, condition, or breach will be effective unless in writing and signed by both parties.

Exhibit G
Form of Press Release
Illumina to Supply Natera With Sequencing Instruments and Consumables for Non-Invasive Prenatal Testing (NIPT)
Natera Will Continue to Use Illumina’s HiSeq® 2500 for NIPT

SAN DIEGO—(BUSINESS WIRE)—August XX, 2013—Illumina, Inc. (NASDAQ:ILMN) and Natera, Inc. today announced that they have entered into a three-year agreement whereby Illumina will supply Natera with the HiSeq® 2500 sequencing system and associated consumables for performing the non-invasive prenatal test (NIPT) Panorama™. Invasive methods to obtain fetal DNA samples from amniotic fluid (amniocentesis) and placental tissue (chorionic villus sampling) have been used for decades to identify some fetal chromosomal abnormalities in utero. Over the last few years, researchers refined a non-invasive method that analyzes cell-fee fetal DNA from maternal plasma. Combined with next-generation sequencing (NGS), this method is the foundation of several commercial prenatal screening tests to detect chromosomal abnormalities in the fetal genome, such as trisomies.

“We are pleased to be selected again as Natera’s next-generation sequencing system provider for the Panorama test,” said Nick Naclerio, Senior Vice President Corporate and Venture Development for Illumina. “Our goal is to enable the rapid growth of NIPT and the broader reproductive health market with technology, products, and ultimately cleared InVitro Diagnostic Systems.”

Added Matthew Rabinowitz, Ph.D., Chief Executive Officer of Natera, “We are pleased to continue working with Illumina as our primary provider of next-generation sequencing technology. This deal enables a major expansion of Natera’s laboratory capacity to support the fast-growing demand for our Panorama™ test.”

About Illumina

Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA, and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

About Natera

Natera is a leading genetic testing company that has developed a proprietary bioinformatics-based technology (NATUS) to deliver accurate and comprehensive high-throughput testing for reproductive indications from tiny quantities of DNA. Natera operates a CLIA-certified laboratory in San Carlos, Calif., providing a host of preconception and prenatal genetic testing services. Test offerings include pre-implantation genetic diagnosis to identify chromosomal anomalies or inherited genetic conditions in embryos generated during an IVF cycle; products-of-conception testing following miscarriage to rapidly and extensively analyze fetal chromosomes in order to understand the cause of the pregnancy loss; non-invasive prenatal testing to determine paternity; carrier screening tests to detect whether parents carry genetic variations that may result in disease in the child; and Panorama, a safe, simple test for pregnant women that identifies the most common chromosomal anomalies in a fetus as early as nine weeks. Natera’s PreNATUS clinical trial for non-invasive screening of fetal chromosomal anomalies is funded by the NTH and is being conducted by the leaders in maternal-fetal medicine in the United States. For more information, visit www.natera.com.

Forward-Looking Statements

This release may contain forward looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in any forward-looking statements are detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We do not intend to update any forward-looking statements after the date of this release.

Illumina, Inc.	Natera, Inc.

Investors:	Ian Stone
Rebecca Chambers	619-308-6541
858-255-5243	ian.stone@russopartnersllc.com
rchambers@illumina.com	or
or Media:	Solomon Moshkevich
Jennifer Temple	650-249-9090
858-882-6822	smoshkevich@natera.com
pr@illumina.com

Exhibit H
Final Shipment Purchase Order